Exhibit 4.5

Agreement for Assets Purchase by Share Issue

发行股份购买资产协议

between

Shanghai RAAS Blood Products Co., Ltd.

上海莱士血液制品股份有限公司

and

和

GRIFOLS, S.A.

March 7, 2019

2019年3月  日

Contents

内容

Section 1	Definitions and Interpretation	7
第1条	定义和解释	7
Section 2	Structure of the Transaction	17
第2条	本次交易的结构	17
Section 3	Offering of New Share, Offering Price and Pricing Basis	18
第3条	新股发行、发行价格和定价基础	18
Section 4	Closing of the Transaction	21
第4条	本次交易的交割	21
Section 5	Certain Communications	28
第5条	沟通	28
Section 6	Undertakings	29
第6条	承诺	29
Section 7	Representations and Warranties of Party A	34
第7条	甲方的陈述和保证	34
Section 8	Representations and Warranties of Party B	40
第八条	乙方的陈述与保证	40
Section 9	Disclosure and Confidentiality; No Solicitation; Exclusivity	47
第9条	披露和保密；禁止招揽；排他	47
Section 10	Liability for Default	50
第10条	违约责任	50
Section 11	Effectiveness and Termination	52
第11条	生效和终止	52
Section 12	Reserve	55
第12条	保留	55
Section 13	Taxes and Expenses	55
第13条	税款和费用	55
Section 14	Notices	55
第14条	通知	55
Section 15	Governing Law and Dispute Resolution	57
第15条	管辖法律和争议解决	57
Section 16	Miscellaneous	59
第16条	其他事项	59

Schedule 1	Prohibited Actions

附表1：	甲方禁止性行为

Exhibit A	Form of Amended AOA

附录A：	修订后的章程的格式

Exhibit B	Form of Amended GDS Charter

附录B：	修订后的GDS章程的格式

Exhibit C	Form of Master Strategic Alliance Agreement

附录C：	战略合作总协议

Agreement for Assets Purchase by Share Issue

发行股份购买资产协议

This Agreement for Assets Purchase by Share Issue is entered into in Shanghai, the PRC on March 7, 2019 by and between:

本发行股份购买资产协议由以下双方于2019年3月     日在中国上海签订：

Shanghai RAAS Blood Products Co., Ltd. (hereinafter as “Party A”)

上海莱士血液制品股份有限公司（以下简称“甲方”）

Registered address: No.2009 Wangyuan Road, Fengxian District, Shanghai, PRC

注册地址：中国上海市奉贤区望园路2009号

Legal representative: Jie Chen

法定代表人：陈杰

and

和

GRIFOLS, S.A. (hereinafter as “Party B”)

GRIFOLS, S.A.（以下简称“乙方”）

Registered address: CL Jesus Y Maria 6, 08022 Barcelona, Spain

注册地址：CL Jesus Y Maria 6, 08022 Barcelona, Spain

Authorized representative: Tomás Dagá Gelabert

授权代表：Tomás Dagá Gelabert

WHEREAS:

鉴于：

1.                         Party A is a company limited by shares listed at SZSE with the approval of the CSRC under the stock code of 002252;

甲方是一家经证监会批准，在深交所上市的股份有限公司，股票代码为002252；

2.                         Party B is a company (sociedad anomia) organized under the laws of Spain and is one of the shareholders of Grifols Diagnostic Solutions Inc. (hereinafter as “GDS”);

乙方是一家根据西班牙法律组织的公司(匿名公司)，为Grifols Diagnostic Solutions Inc.（以下简称“GDS”）的股东之一；

3.                         GDS is a corporation incorporated and existing under the laws of the United States of America, whose shareholders include Party B and Grifols Shared Services North America Inc. (hereinafter as “GSSNA”), which is the wholly-owned subsidiary of Party B;

GDS为一家根据美利坚合众国法律设立并存续的公司，其股东包括乙方和Grifols Shared Services North America Inc.（以下简称“GSSNA”），GSSNA系乙方的全资子公司；

4.                         Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Agreements (as defined below), Party B intends to invest in Party A by means of a corporate transaction whereby 1,766,165,808 shares of Party A will be newly issued by Party A to Party B as consideration for the contribution by Party B to Party A of (i) 40 issued and outstanding shares of Series A common stock, par value $0.0001, of GDS, representing 40% of the issued and outstanding Series A common stocks of GDS , and (ii) 50 issued and outstanding shares of Series B common stock, par value $0.0001, of GDS, representing 50% of the issued and outstanding Series B common stocks of GDS.

根据本协议以及其他交易文件（定义见下）的条款且受制于其约定的条件，乙方拟通过公司交易的方式向甲方投资，即作为乙方将GDS (i)已发行在外的40股A系列普通股（每股票面金额为$0.0001，占GDS已发行在外的A系列普通股股权的40％）和 (ii) 已发行在外的50股B系列普通股（每股票面金额为$0.0001，占GDS已发行在外的B系列普通股股权的50％），向甲方进行出资的对价，甲方将向乙方新发行甲方1,766,165,808股股份。

5.                         The investment transaction contemplated hereby is not a sale of Party A or of GDS but instead of minority interests in such entities.

本协议项下拟议的交易并非出售甲方或GDS, 而是出售该等实体的少数权益。

6.                         Upon the closing of the proposed investment transaction contemplated hereby, Party B will own a minority interest in Party A and will be the second largest shareholder of Party A. The rights of the shares of Party A shall be set forth in the Amended AOA (as defined below) and the other Transaction Agreements.

在本协议项下的拟议交易交割后，乙方将拥有甲方的少数权益，并为甲方的第二大股东。甲方股份的权利将规定在修订后的章程（定义见下）和其他交易文件中。

7.                         Upon the closing of the proposed investment transaction contemplated hereby, GDS will have two shareholders (Party A and GSSNA), with Party A owning a minority interest in GDS and GSSNA retaining voting and economic control of GDS. The rights, preferences and privileges of the shares of GDS shall be set forth in the Amended GDS Charter (as defined below) and the other Transaction Agreements.

在本协议项下的拟议交易交割后，GDS将有两个股东（甲方和 GSSNA），甲方将拥有GDS的少数权益，GSSNA在表决和经济方面保留对GDS的控制。GDS股份的权利、优先权和特殊权益将规定在修订后的GDS章程（定义见下）和其他交易文件中。

8.                         GDS will, following the closing of the proposed investment transaction contemplated hereby, remain a subsidiary of GSSNA and continue to be operated and managed by GSSNA in a similar manner to how it has been previously operated in compliance with the Amended GDS Charter and the applicable laws and regulations. For the avoidance of doubt, GDS is not being sold pursuant to the proposed investment transaction contemplated hereby and, instead, only a minority interest in such entity is being contributed to Party A.

在本协议项下的拟议交易交割后，GDS仍为GSSNA的子公司，并继续由GSSNA以符合修订后的GDS章程和可适用的法律法规、与过往运营方式类似的方式进行运营和管理。为免疑义，GDS并未因本协议项下的拟议交易被出售，而仅是其少数权益被出资至甲方。

NOW, THEREFORE, to provide for the rights and obligations of the Parties in the Transaction, the Parties, through negotiation on the basis of equality and free will and in accordance with the Contract Law of the PRC, the Company Law of the PRC, the Securities Law of the PRC, the Measures for Administration of Material Asset Reorganization of Listed Companies issued by the CSRC and other applicable laws, regulations, hereby enter into the following agreement with respect to matters concerning the Transaction for mutual adherence:

鉴于此，为明确双方在本次交易中的权利和义务，双方通过在平等自愿基础上进行谈判，根据中国《合同法》、中国《公司法》、中国《证券法》、证监会颁布的《上市公司重大资产重组管理办法》及其他适用法律法规，特此就本次交易相关事项达成以下协议，以资共同遵守：

Section 1               Definitions and Interpretation

第1条  定义和解释

1.1                     Definitions.  Unless otherwise specified in the terms hereof or in the context, the following terms when used herein shall have the following meanings:

定义。除非本协议条款或上下文中另有规定，本协议中使用的下列表述具有以下含义：

Affiliate 关联方

means,

具有如下含义：

(a) with respect to Party A, any other Person that falls with the scope set in Article 10.1.3, 10.1.4, 10.1.5 and 10.1.6 of the Listing Rules of Shenzhen Stock Exchange; provided, however, that for purposes of this Agreement, Creat Group Co., Ltd., Creat Tiancheng Investment Holding Co., Ltd., Ningbo Creat Jinding Investment Partnership (Limited Partnership), RAAS China Limited, Shenzhen RAAS Kaiji, Shanghai Kaiji Import & Export Co., Ltd. and their respective controlling shareholders shall be deemed Affiliates of Party A; and

（a）就甲方而言，指符合《深圳证券交易所股票上市规则》第10.1.3、10.1.4、10.1.5及10.1.6条规定的其他任何人士；但是，为本协议之目的,科瑞集团有限公司、科瑞天诚投资控股有限公司、宁波科瑞金鼎投资合伙企业（有限合伙）、RAAS China Limited、深圳莱士凯吉投资咨询有限公司、上海凯吉进出口有限公司以及其各自的控股股东应视为甲方的关联方；以及

(b) with respect to Party B and GDS, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, Party B and GDS.

（b）就乙方和GDS而言，指直接或通过一个或多个中间人间接控制乙方和GDS、或受乙方和GDS控制、或与乙方和GDS受共同控制的任何其它人士。

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise

“控制”（包括“受控制”和“与之受共同控制”）指直接或间接地拥有主导或促成主导该等人士的管理和政策的权力，不论是通过拥有表决权证券、合同或其他方式。“人士”指个人、公司、协会、合资企业、合伙企业、有限责任公司、遗产计划、信托、非公司组织和任何其他实体、组织、政府机关或其他

Agreement 本协议

means this Agreement for Assets Purchase by Share Issue (including all schedules and exhibits hereto), as modified, amended or altered from time to time by the Parties by duly executed written agreements

指本发行股份购买资产协议（包括所有附表和附录），及双方通过适当签署的书面协议不时对其作出的修改、修订或变更

Amended AOA 修订后的章程

means the amendments to the current effective Articles of Association of Party A (including its amendments) to be adopted prior to the Closing of Contributed GDS Shares, in the form of Exhibit A

指将于拟出资GDS股份的交割前对甲方现行有效的章程（包括其修订）做出的格式如附录A的修正案

Amended GDS Charter 修订后的GDS章程	means the amended and restated certificate of incorporation of GDS, in the form of Exhibit B 指经修订和重述的格式如附录B的GDS公司成立证书

Approvals 批准	has the meaning set forth in Section 7.4 具有第7.4条赋予的含义

Base Date for Appraisal 估值基准日	means September 30, 2018 指2018年9月30日

Base Date for Pricing 定价基准日	has the meaning set forth in Section 3.4.1 具有第3.4.1条赋予的含义

Business Day 工作日

means a day on which banks in the PRC, Barcelona, Spain and New York, USA are generally open for banking business, excluding Saturdays, Sundays and public holidays

指中国、西班牙巴塞罗那和美国纽约的银行通常为银行业务营业的一天，但不包括星期六、星期日和公共假期

CFIUS	means the Committee on Foreign Investment in the United States 指美国外国投资委员会

Closing Date of Contributed GDS Shares 拟出资GDS股份交割日	has the meaning set forth in Section 4.2.2 具有第4.2.2条赋予的含义

Closing Date of New Party A Shares/ Closing Date of Transaction 甲方新股交割日/本次交易交割日	has the meaning set forth in Section 4.3.3 具有第4.3.3条赋予的含义

Closing of New Party A Shares 甲方新股的交割	has the meaning set forth in Section 4.3.3 具有第4.3.3条赋予的含义

Closing of Contributed GDS Shares 拟出资GDS股份的交割	has the meaning set forth in Section 4.2.2 具有第4.2.2条赋予的含义

Contributed GDS Shares 拟出资GDS股份

means certain shares of GDS that are held by Party B and are to be contributed to Party A pursuant to the Transaction, which, upon the consummation of the investment transaction contemplated hereby, include (i) 40 issued and outstanding shares of Series A common stock, par value $0.0001, of GDS, representing 40% of the issued and outstanding Series A common stocks of GDS, and (ii) 50 issued and outstanding shares of Series B common stock, par value $0.0001, of GDS, representing 50% of the issued and outstanding Series B common stocks of GDS.

是指乙方持有并将根据本次交易拟向甲方出资的特定数量的GDS股份，在完成本协议项下的拟议交易后，该等股份包括GDS (i)已发行在外的40股A系列普通股（每股票面金额为$0.0001，占GDS已发行在外的A系列普通股股权的40％）和 (ii) 已发行在外的50股B系列普通股（每股票面金额为$0.0001，占GDS已发行在外的B系列普通股股权的50％）。

CSDC 中证登	means China Securities Depository and Clearing Company Limited 指中国证券登记结算有限公司

CSRC 证监会	means the China Securities Regulatory Commission 指中国证券监督管理委员会

Encumbrance 权利负担

means any mortgage, pledge, lien, security, encumbrance, property entrustment, priority, security interest, option, retention of title, beneficial right, right of first offer, right of first refusal, trust or other third-party rights or claims of any nature created, ratified and/or enforceable pursuant to applicable laws or binding agreements

指根据适用的法律或有约束力的协议而创设、核准和/或可实施的任何抵押、质押、留置、担保、权利负担、财产委托、优先权、担保权益、期权、所有权保留、受益权、优先要约权、优先购买权、信托或其他第三方权利或请求权，无论是何性质的

Fundamental Representations and Warranties 根本性陈述与保证

means,

指

(a) with respect to Party A, the representations and warranties of Party A set forth in Sections 7.2 through 7.5, 7.9, 7.11, 7.12, 7.13, 7.14, 7.15 and 7.17; and

（a）就甲方而言，第7.2条至第7.5条、第7.9条、第7.11条、第7.12条、第7.13条、第7.14条、第7.15条和第7.17条所述的甲方的陈述与保证；以及

(b) with respect to Party B, the representations and warranties of Party B set forth in the representations and warranties of Party B set forth in Sections 8.2 through 8.5, 8.9, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.17；以及

（b）就乙方而言，第8.2条至第8.5条、第8.9条、第8.11条、第8.12条、第8.13条、第8.14条、第8.15条和第8.17条所述的乙方的陈述与保证

GDS	has the meaning set forth in the Recitals to this Agreement 具有本协议鉴于条款所赋予之定义

GDS Latest Financial Statements	has the meaning set forth in Section 8.16 具有第8.16条赋予的含义

GDS最近财务报表

HKIAC	means Hong Kong International Arbitration Centre 指香港国际仲裁中心

HSR Act HSR法	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended 指《1976年哈特-斯科特-罗迪诺反垄断改进法》及其修订版

Indemnifying Party 赔偿方	has the meaning set forth in Section 10.1 具有第10.1条赋予的含义

Indemnified Party 受偿方	has the meaning set forth in Section 10.1 具有第10.1条赋予的含义

Issue Date 发行日	means the day when the New Party A Shares are issued by Party A to Party B and registered at CSDC under the name of Party B 指甲方向乙方发行甲方新股并在中证登将新股登记于乙方名下之日

Lockup Period 锁定期	has the meaning set forth in Section 4.5 具有第4.5条赋予的含义

Losses 损失

means all direct and indirect losses, damages, liabilities, claims, obligations, interest, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the indemnified Party in any action between the indemnifying Party and the indemnified Party or between the indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise)

指所有直接和间接的损失、损害、债务、索赔、义务、利息、费用和开支（包括因补偿方和受偿方之间或受偿方和任何第三方之间的就诉讼或其他事项的任何调查或

评估而由受偿方合理发生的顾问费用、开销和其他收费）

Master Strategic Alliance Agreement 战略合作总协议	means the Exclusive Master Strategic Alliance Agreement, in the form of Exhibit C 指格式如附录C的排他性战略合作总协议

Material Adverse Change for Party A 甲方重大不利变化

means any change, state of facts, effect, event or occurrence (any such item an “Effect”), which, when considered individually or in the aggregate with any other Effect, is, or would be reasonably likely to be, materially adverse to (A) the consummation of the Transaction contemplated under this Agreement, or (B) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise), or the employee, customer or supplier relations, of Party A

指任何变化、事实状态、后果、事件或事故（任何该等事项构成一个“后果”），其单独或与其他任何后果共同或根据合理预期将会，对(A)本协议项下拟议交易的完成，或(B)甲方的业务、运营、资产、负债、财务上的或其他方面的经营或状况的结果、或雇员、客户或供应商关系，已产生或有合理可能产生任何重大不利变化

Material Adverse Change for GDS GDS重大不利变化

means any Effect which, when considered individually or in the aggregate with any other Effect, is, or would be reasonably likely to be, materially adverse to (A) the consummation of the Transaction contemplated under this Agreement, or (B) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise), or the employee, customer or supplier relations, of GDS

指任何后果，其单独或与其他任何后果共同或根据合理预期将会，对(A)本协议项下拟议交易的完成，或(B) GDS的业务、运营、资产、负债、财务上的或其他方

面的经营或者状况的结果、或雇员、客户或供应商关系，已产生或有合理可能产生任何重大不利变化

MOFCOM 商务部门	means the Ministry of Commerce of the PRC and/or its local competent counterparts 指中国商务部和/或其有管辖权的地方分支机构

NDRC 发改委	means the National Development and Reform Commission of the PRC and/or its local competent counterparts 指中国国家发展和改革委员会和/或其有管辖权的地方分支机构

New Party A Shares 甲方新股

means the RMB ordinary shares (“A” shares) with the par value of RMB1.00 per share to be issued by Party A to Party B on a non-public basis in the Offering, which shares shall, upon the consummation of the investment transaction contemplated hereby, represent 26.2% of the fully-diluted share capital of Party A.

指甲方向乙方非公开发行的票面价值为人民币1元每股的人民币普通股（A股），且在本协议项下的拟议交易完成后，该等股份代表甲方完全稀释的股本的26.2%

Offering 本次发行	means the non-public offering of New Party A Shares by Party A to Party B 指甲方向乙方非公开发行甲方新股

Offering Price 发行价	has the meaning set forth in Section 3.4.2 具有第3.4.2条赋予的含义

Party A 甲方	means Shanghai RAAS Blood Products Co., Ltd. 指上海莱士血液制品股份有限公司

Party A Latest Financial Statements	has the meaning set forth in Section 7.16 具有第7.16条赋予的含义

甲方最近财务报表

Party B 乙方	means Grifols, S.A. 指Grifols, S.A.

Parties 双方	means, collectively, Party A and Party B 指甲方和乙方的合称

PRC 中国

means the People’s Republic of China, for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan

指中华人民共和国，仅为本协议之目的，不包括香港特别行政区、澳门特别行政区和台湾地区

Renminbi or RMB 人民币	means the lawful currency of the PRC 指中国法定货币

SAMR 市场监管局	means the State Administration for Market Supervision of the PRC and/or its local competent counterparts 指中国国家市场监督管理总局和/或其有管辖权的地方分支机构

SZSE 深交所	means the Shenzhen Stock Exchange 指深圳证券交易所

Transaction 本次交易

means the transactions contemplated by this Agreement and the other Transaction Agreements, including Party B’s investment in Party A by means of a corporate transaction whereby the New Party A Shares will be issued by Party A to Party B in exchange for the contribution by Party B of the Contributed GDS Shares to Party A.

指本协议和其他交易文件下的拟议交易，包括通过一项公司交易乙方按以下方式对于甲方进行投资，即甲方向乙方发行甲方新股以换取乙方以拟出资GDS股份向甲方的出资

Transaction Agreements 交易文件

means this Agreement, the Amended AOA, the Amended GDS Charter, the Master Strategic Alliance Agreement and all other agreements entered in connection with the transactions contemplated hereby and thereby

指本协议、修订后的章程、修订后的GDS章程、战略合作总协议以及所有与本协议及以上协议项下交易有关的其他协议

Transaction Price 交易价格	has the meaning set forth in Section 2.2 具有第2.2条赋予的含义

Transitional Period 过渡期

means the period from the Base Date for Appraisal (excluding the Base Date for Appraisal) to the Closing Date of Contributed GDS Shares (including the Closing Date of Contributed GDS Shares)

指自估值基准日开始（不含估值基准日当日）至拟出资GDS股份交割日（含拟出资GDS股份交割日当日）

Unwinding Contribution 出资复原	has the meaning set forth in Section 4.2.3 具有第4.2.3条赋予的含义

USA 美国	means the United States of America 指美利坚合众国

1.2                     Interpretation.   In this Agreement, unless otherwise specified:

解释。本协议中，除非另有规定：

1.2.1                    any reference to a law, regulation or relevant provisions thereof shall include subsequent interpretations, modifications or supplements of such law, regulation or provisions, as well as any new law or regulation enacted in place of such law or regulation and their related or subordinated rules;

凡提及任何法律、法规或其相关规定的，应包括对此类法律、法规或规定的后续解释、修改或补充，以及代替该法律或法规颁布的任何新的法律或法规及其相关的或从属的规则；

1.2.2          the term “including” shall mean “including, without limitation” and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them;

“包括”指“包括但不限于”，其不同时态应具有同等含义，而且该等词语不应被理解为限制任何关于其所后附随的特定或类似项目或附随其后的事项的一般陈述；

1.2.3          any reference to an “Article”, “Section” or “paragraph” shall mean an article, section or paragraph hereof; and

凡提及一“条”、“款”或“段”均指该条、款或段；以及

1.2.4          headings of the terms hereof are inserted for convenience only and shall not affect the interpretation hereof.

本协议中的条款标题仅为方便而设，不对条款的解释产生影响。

Section 2               Structure of the Transaction

第2条  本次交易的结构

2.1                    Transaction.

本次交易。

2.1.1          The Parties hereby agree that, upon the terms and subject to the conditions set forth in this Agreement, at the closing of the Transaction, Party B will invest in Party A through a corporate transaction whereby Party A will issue the New Party A Shares to Party B by means of a non-public Offering and Party B will contribute the Contributed GDS Shares to Party A. The Parties further agree that the Transaction is not a sale of Party A or of GDS but instead of minority interests in such entities.

双方同意，根据本协议的条款和受制于本协议的条件，在本次交易交割时，乙方拟通过公司交易的方式向甲方投资，即甲方以非公开发行的方式向乙

方发行甲方新股，且乙方以拟出资GDS股份向甲方出资。双方进一步同意，本次交易不是出售甲方或GDS，而是出售该等实体的少数权益。

2.1.2          Upon the Closing Date of Transaction as set forth in Section 4.3.3, all rights, obligations and risks in the Contributed GDS Shares shall be contributed by Party B to Party A, and Party B shall be the legal and beneficial owner of the New Party A Shares and enjoy the relevant shareholder’s rights. The Parties hereby agree that GDS will, following the closing of the proposed investment transaction contemplated hereby, remain a subsidiary of GSSNA and continue to be operated and managed by GSSNA in a similar manner to how it has been previously operated in compliance with the Amended GDS Charter and the applicable laws and regulations.

于第4.3.3条规定的本次交易交割日，拟出资GDS股份的所有权利、义务和风险应由乙方出资至甲方，且乙方应成为甲方新股的法定和受益的拥有人，享有相关的股东权利。双方谨此同意，在本协议项下的拟议交易交割后，GDS仍是GSSNA的子公司，并继续由GSSNA以符合修订后的GDS章程和可适用的法律法规、与过往运营方式类似的方式进行运营和管理。

2.2                               Transaction Price.  The Parties hereby agree that the price of the Contributed GDS Shares is based on their appraised price as of the Base Date for Appraisal.  The Parties, after mutual negotiation, hereby agree and affirm that the price of the Contributed GDS Shares shall be RMB13,246,243,560  yuan (hereinafter as the “Transaction Price”).

交易价格。  双方同意，拟出资GDS股份的价格应根据估值基准日的估值价格确定。经双方协商，双方同意并确认拟出资GDS股份的价格为人民币13,246,243,560元（以下简称“交易价格”）。

Section 3                                             Offering of New Share, Offering Price and Pricing Basis

第3条  新股发行、发行价格和定价基础

3.1                               Type and Value of New Party A Shares.  The New Party A Shares to be issued in the Offering by Party A shall be RMB ordinary shares traded on the domestic market (“A” shares) with a par value of RMB1.00 per share.

甲方新股种类和面值。甲方在本次发行中所应发行的甲方新股为境内上市人民币普通股（A股），每股面值人民币1.00元。

3.2                               Way of Offering.  The New Party A Shares shall be issued by way of non-public Offering of shares to the specific object.

发行方式。甲方新股将以向特定对象进行非公开发行股份的方式发行。

3.3                               Object of Offering.  The New Party A Shares to be issued in the Offering shall be issued to Party B. The New Party A Shares issued to Party B will be validly issued, fully paid and non-assessable and free and clear of any Encumbrances. Upon issuance, the New Party A Shares will represent 26.2% of the fully-diluted share capital of Party A, and Party B will be the second largest shareholder of Party A.

发行对象。本次发行中所应发行的甲方新股将向乙方发行。向乙方发行的甲方新股应为有效发行、缴足股款且无需加缴、以及不存在任何权利负担。发行后，甲方新股将占甲方完全稀释股本的26.2%，并且乙方将成为甲方第二大股东。

3.4                               Base Date for Pricing and Offering Price.

定价基准日和发行价格。

3.4.1           The base date for pricing of the Offering (hereinafter as the “Base Date for Pricing”) shall be the date hereof, which is the same day of announcing the resolutions of the 34th session of the 4th board of directors of Party A that approves this Agreement.

本次发行的定价基准日（以下简称“定价基准日”）应为本协议订立之日，即与甲方第四届董事会第三十四次批准本协议的会议决议公告日为同一日。

3.4.2           The Parties agree that the price for the Offering shall be RMB7.50/share (as adjusted pursuant to Section 3.4.3, the “Offering Price”), which is not lower than 90% of the average trading price of Party A’s stock during the sixty (60) trading days prior to the Base Date for Pricing and therefore complies with the requirements of the Measures for Administration of Material Asset Reorganization of Listed Companies. The definite Offering Price shall be subject to approval of Party A’s shareholders’ meeting.

双方同意，本次发行的发行价格为人民币7.50元/股（并可根据第3.4.3条调整， 以下简称“发行价格”），该价格不低于定价基准日前六十(60)个交易日甲方股票平均交易价格的90％，符合《上市公司重大资产重组管理办法》的要求。最终发行价格须经甲方股东大会批准。

3.4.3           Notwithstanding to the foregoing, if during the period from the Base Date for Pricing to the Issue Date, Party A implements any ex-rights and ex dividend matters, such as dividend payments, stock distributions or capitalization of capital surplus into its share capital, the Offering Price shall be adjusted accordingly.  Except as required by applicable law, during the period from the Base Date for Pricing to the Issue Date, Party A shall not implement any such ex-rights and ex dividend matters, such as dividend payments, stock distributions or capitalization of capital surplus into its share capital.

尽管有上述规定，若自定价基准日至发行日期间，如甲方实施任何除权和除息事项，如派息、送股、资本公积金转增股本等，则发行价格将作相应调整。除非根据适用的法律，从定价基准日至发行日期间，甲方不应实施任何如派息、送股、资本公积金转增股本等除权和除息行为。

3.5                               Number of New Party A Shares to be Issued.

待发行甲方新股数量。

3.5.1           The number of the New Party A Shares to be issued by Party A to Party B has been calculated as follows: number of New Party A Shares to be issued by Party A to Party B = Transaction Price of the Contributed GDS Shares / Offering Price. After Party B subscribes for the New Party A Shares issued by Party A with the Contributed GDS Shares held by it, any fraction not sufficient to exchange for one share of the New Party A Shares will be given to Party A at no consideration. On this basis and in consideration of the Transaction Price being RMB13,246,243,560 and the Offering Price of the New Party A Shares being RMB7.50/share, the number of New Party A Shares to be issued by Party A to Party B shall be 1,766,165,808 (as adjusted pursuant to Section 3.5.3).

甲方向乙方发行的甲方新股数量已按以下公式计算：甲方向乙方发行的甲方新股数量=拟出资GDS股份的交易价格/发行价格。乙方以其所持拟出资GDS股份认购甲方新股后，剩余不足以换取一股甲方新股的部分将无偿赠与甲方。在此基础上，考虑到交易价格为人民币13,246,243,560元且甲方新股发行价格为人民币7.50元/股，甲方向乙方发行的甲方新股数量为1,766,165,808股 （受制于下文第3.5.3条的调整）。

3.5.2           The Parties agree that the Transaction Price will not be adjusted by any profit or loss on the Contributed GDS Shares during the Transitional Period.

双方同意，交易价格将不会因为过渡期间拟出资GDS股份的收益或损失而调整。

3.5.3           During the period from the Base Date for Pricing to the Issue Date, if the Offering Price is adjusted pursuant to Section 3.4.3, then the number of New Party A Shares to be issued to Party B upon the consummation of the Transaction will be appropriately adjusted to reflect such adjustment to the Offering Price.

自定价基准日至发行日期间，如发行价格根据第3.4.3条调整，则本次交易完成后发行给乙方的甲方新股发行数量将进行适当调整，以反映该等发行价格的调整。

3.6                               Definite Offering Price and Number of New Party A Shares. The Offering Price and number of New Party A Shares to be issued shall be subject to the approval by Party A’s shareholders’ meeting and ratification of the CSRC.

最终发行价格和甲方新股数量。发行价格和发行甲方新股数量须经甲方股东大会同意及证监会批准。

Section 4                                             Closing of the Transaction

第4条  本次交易的交割

4.1                               The obligations of Party B to effect the closing of the contribution of the Contributed GDS Shares from Party B to Party A contemplated by this Agreement shall be subject to the satisfaction of all of the following conditions (unless such conditions being waived, if permitted to be waived by applicable law, by Party B):

乙方实现本协议项下以拟出资GDS股份向甲方出资的交割的义务应以以下条件全部满足为先决条件（除非该等条件被乙方豁免，如果适用法律允许该等豁免）：

4.1.1          board meeting or general shareholders meeting (as applicable) of both Party B and GDS shall have approved the Transaction and the Transaction Agreements, including the Amended GDS Charter;

乙方及GDS的董事会或股东大会（如适用）同意本次交易及交易文件，包括修订后的GDS章程；

4.1.2          (a) the liquidation of Medion Diagnostic GmbH, (b) the conversion of all indebtedness of GDS into equity interest therein, and (c) the release of the pledges relating solely to the Contributed GDS Shares shall each have been effected. Party B undertakes to consummate 4.1.2 (b) at the date hereof, consummate 4.1.2(c) before three (3) Business days of the Closing of Contributed GDS Shares.

（a）Medion Diagnostic GmbH的清算注销，以及（b）GDS所有债务转为其股权，及（c）仅拟出资GDS股份上的质押的解除均已完成。乙方承诺上述4.1.2（b）事项应于本协议签署之时全部完成，上述4.1.2（c）事项应于拟出资GDS股份交割前的三（3）个工作日完成。

4.1.3          board meeting and general shareholders’ meeting of Party A shall have approved the Transaction and the Transaction Agreements, including adoption and effectiveness prior to the Closing of Contributed GDS Shares of the Amended AOA;

甲方董事会及股东大会已经同意批准本次交易及交易文件，包括在拟出资GDS股份交割前通过修订后的章程并使之生效；

4.1.4          Party A’s outbound investment in and acquisition of the Contributed GDS Shares shall have been successfully filed with NDRC, and Party A shall have received the Record-filing Notice (备案通知书 in Chinese) from NDRC;

甲方对拟出资GDS股份的境外投资和收购已经成功取得发改委备案，且甲方已从发改委取得备案通知书；

4.1.5          Party A’s outbound investment in and acquisition of the Contributed GDS Shares shall have been successfully filed with MOFCOM, and Party A shall have received the Certificate of Enterprise Outbound Investment (企业境外投资证书 in Chinese) from MOFCOM;

甲方对拟出资GDS股份的境外投资和收购已经成功取得商务部门备案，且甲方从商务部门取得企业境外投资证书；

4.1.6              the written approval of the CSRC for the Transaction shall have been received;

已经取得证监会对本次交易的书面批准；

4.1.7          the Transaction shall have been reviewed and approved by, as applicable, CFIUS and any other applicable national security authorities in relevant jurisdictions;

本次交易经CFIUS及任何其他适用的相关司法管辖区的国家安全机构审核通过（视适用情形而定）；

4.1.8          as applicable, (i) the written opinion of SAMR indicating no objection to the concentration of business operators in the Transaction shall have been received, and (ii) the waiting period under the HSR Act shall have expired;

视适用情形而定，（i）已经取得市场监管局关于不反对本次交易经营者集中的书面意见，并且（ii）HSR法下的等待期应已到期；

4.1.9              Party B shall have received the filing documents from MOFCOM, registering Party B’s strategic investment in Party A;

乙方应已从商务部门取得登记乙方对甲方战略投资的备案文件；

4.1.10   the Fundamental Representations and Warranties of Party A set forth in Section 7 and the Fundamental Representations and Warranties of Party B set forth in Section 8 below shall be true, accurate, complete and valid in all respects as of the date hereof and as of the Closing Date of Contributed GDS Shares;

以下第7条中规定的甲方的根本性陈述和保证及第8条中规定的乙方的根本性陈述和保证于本协议的签署日及拟出资GDS股份交割日在各方面均为真实，准确，完整和有效。

4.1.11   the representations and warranties of Party A set forth in Section 7 and representations and warranties of Party B set forth in Section 8 below (in each case, other than the Fundamental Representations and Warranties of such party) shall be true, accurate, complete and valid in all material respects as of the date hereof and as of the Closing Date of Contributed GDS Shares;

以下第7条中甲方的陈述与保证及第8条中乙方的陈述与保证（在每种情况下，不包括该等一方的根本性陈述与保证）于本协议的签署日及拟出资GDS股份交割日在所有重大方面应为真实、准确、完整和有效的；

4.1.12   each Party shall have fulfilled and complied in all material respects with all of its covenants, obligations and conditions contained hereof that are required to be fulfilled or complied with by it or its Affiliates at or before the Closing Date of Contributed GDS Shares;

每一方应已履行和遵守本协议下在所有重大方面该方或其关联方应在拟出资GDS股份交割日当日或之前履行和遵守的所有承诺、义务和条件；

4.1.13   no action, suit or proceeding shall be pending or threatened by or before any court or quasi-judicial or administrative agency of any national, provincial, local, or foreign jurisdiction or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the Transaction; (b) cause any of the Transaction to be rescinded following consummation; (c) affect adversely the right of Party A to lawfully own the Contributed GDS Shares; (d) affect adversely the right of Party B to lawfully own the New Party A Shares; or (e) affect adversely the rights of Party A or of Party B to own its currently-owned assets and to operate its businesses, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

在任何国家、省、地方或外国司法管辖区的任何法院、准司法机构、行政机构或任何仲裁员之前，不存在任何未决的或潜在的法律行动、诉讼或法律程序，其中不利的禁令、判决、命令、法令、裁决或指控将（a）阻止本次交易任何部分的完成，（b）导致本次交易的任何部分在完成后被撤销，（c）对甲方合法拥有拟出资GDS股份的权利产生不利影响，（d）对乙方合法拥有甲方新股的权利产生不利影响，或（e）对甲方或乙方当下拥有的资产及经营其业务的权利产生不利影响；且没有该等生效的禁令、判决、命令、法令、裁决或指控；

4.1.14   all actions to be taken by the Parties in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will comply with all applicable legal and administrative requirements;

双方就完成本次交易而采取的一切行动以及实现预期交易所需的所有证书，意见，文书和其他文件符合所适用的法律和行政要求；

4.1.15   no Effect that has had or would reasonably be expected to result in a Material Adverse Change on Party A shall have occurred from the date of the Party A Latest Financial Statements provided to Party B through the Closing Date of Contributed GDS Shares; and no Effect that has had or would reasonably be expected to result in a Material Adverse Change on GDS shall have occurred from the date of the GDS Latest Financial Statements provided to Party A through the Closing Date of Contributed GDS Shares

自向乙方交付甲方最近财务报表之日至拟出资GDS股份交割日，未发生任何导致或经合理预期可导致对甲方的重大不利变化的后果；自向甲方交付GDS最近财务报表之日至拟出资GDS股份交割日，未发生任何导致或经合理预期可导致对GDS的重大不利变化的后果；

4.1.16   the New Party A Shares to be issued by Party A upon the Closing of New Party A Shares shall represent 26.2% of the fully-diluted share capital of Party A; and

甲方新股交割之时甲方所发行的甲方新股应占甲方完全稀释的股本的26.2%；且

4.1.17   each of the Transaction Agreements entered into prior to the Closing Date of Contributed GDS Shares shall be in full force and effect, without restrictions or challenges under applicable law, and each of the Transaction Agreements to be entered into on the Closing Date of Contributed GDS Shares or on the Closing Date of Transaction shall be in full force and effect, without restrictions or challenges under applicable law, as of such time.

拟出资GDS股份交割日前签署的每一交易文件应完全有效，未根据适用的法律受到限制或被质疑；并且在拟出资GDS股份交割日或本次交易交割日签署的每一交易文件应完全有效，未根据届时适用的法律受到限制或被质疑。

4.2                     Closing of Contributed GDS Shares.

拟出资GDS股份的交割

4.2.1              Reserved.

保留

4.2.2          Following the full satisfaction of all the conditions precedent set forth in Section 4.1 (or such conditions have been waived, if permitted to be waived by applicable law, by Party B) and in any event no later than one hundred and eighty (180) days following such satisfaction, the closing of the contribution of the Contributed GDS Shares from Party B to Party A shall occur (hereinafter, the “Closing of Contributed GDS Shares” and the closing date, the “Closing Date of Contributed GDS Shares”).

在完全满足第4.1条中规定的所有先决条件后（或该等条件已被乙方豁免，如果适用法律允许该等豁免），且在任何情况下不得晚于满足后一百八十（180）日内，拟出资GDS股份由乙方出资至甲方的交割应进行（以下简称“拟出资GDS股份的交割”，交割之日，以下简称“拟出资GDS股份交割日”）。

4.2.3          Unwinding.  The consummation of the Closing of Contributed GDS Shares will result in Party A having title to the Contributed GDS Shares (the “GDS

Share Contribution”). However, until the consummation of the Closing of New Party A Shares, Party A shall (i) not be permitted to take any actions with respect to the Contributed GDS Shares without the prior written consent of Party B and (ii) take such actions with respect to the Contributed GDS Shares as reasonably requested by Party B. Moreover, if the Closing of New Party A Shares is not consummated within twenty (20) Business Days of the Closing of Contributed GDS Shares, then Party A shall immediately transfer back the Contributed GDS Shares to Party B (the “Unwinding Contribution”), which remedy for the avoidance of doubt shall not limit other remedies available to Party B hereunder or pursuant to applicable law.  The Parties agree that in accomplishing the Unwinding Contribution they shall take every action to ensure that after the Unwinding Contribution each of the Parties will be in as close a position as possible to where each of them would have been had the GDS Share Contribution not taken place.

复原。拟出资GDS股份的交割完成将导致甲方拥有拟出资GDS股份的所有权（“GDS股份出资”）。但是，在完成甲方新股的交割前，甲方（i）未经乙方事先书面同意，不得对拟出资GDS股份采取任何行动；以及（ii）应就拟出资GDS股份采取任何乙方合理要求的行动。而且，如果甲方新股的交割未在拟出资GDS股份的交割后二十（20）个工作日内完成，则甲方应立即将拟出资GDS股份转回乙方（“出资复原”）；为避免疑义，该等救济不应限制乙方根据本协议或适用法律可获得的其他救济措施。双方同意，在完成出资复原时，其应采取一切行动，确保在出资复原后，每一方将尽可能处于与该等GDS股份出资未发生时相同的状态。

4.3                     Closing of New Party A Shares.

甲方新股的交割。

4.3.1                      Party A shall make public announcement of the Closing of Contributed GDS Shares and relevant legal documents in accordance with the relevant provisions of CSRC within three (3) Business Days from the Closing Date of Contributed GDS Shares.

甲方应在拟出资GDS股份交割日后三（3）个工作日内按照证监会的有关规定公告拟出资GDS股份的交割，且依法公告相关法律文件。

4.3.2                      Meanwhile, Party A shall be responsible for (i) initiating the formalities for the Closing of New Party A Shares after the Closing of Contributed GDS Shares in accordance with relevant laws and regulations, (ii) issuing a capital verification report has been issued by an accounting firm with relevant securities qualifications for the New Party A Shares subscribed for by Party B in this Transaction and applying to CSDC for registration of the New Party A Shares in the name of Party B; (iii) completing the registration of the New Party A Shares with CSDC under the name of Party B after CSDC accepts its application; and (iv) filing and registering with MOFCOM and SAMR respectively for changes to the registered capital and directors and the Amended AOA in relation to this Transaction after the registration with CSDC of the New Party A Shares under the name of Party B. Party A shall consummate this Section 4.3.2 within twenty Business (20) Days after the Closing of Contributed GDS Shares.

与此同时，甲方应负责（i）根据相关法律法规在拟出资GDS股份的交割后启动及甲方新股的交割手续；（ii）具有相关证券资格的会计师事务所为乙方在本次交易中认购的甲方新股出具验资报告、且向中证登申请以乙方名义登记甲方新股；（iii）在取得中证登受理申请后向中证登完成乙方名下的甲方新股的登记；以及（iv）在向中证登完成乙方名下的甲方新股登记后，分别向商务部门和市场监管局进行与本次交易相关的注册资本和董事变更以及修订后的章程的备案和登记。就本第4.3.2条约定的上述事项，甲方应在拟出资GDS股份的交割后二十（20）个工作日内完成。

4.3.3                    The Closing of New Party A Shares shall occur on the date of completing registration of the New Party A Shares in the name of Party B with CSDC (hereinafter as the “Closing of New Party A Shares”, and the closing date, the “Closing Date of New Party A Shares” or “Closing Date of Transaction”).

甲方新股的交割应在向中证登完成乙方名下的甲方新股的登记之日进行（以下简称“甲方新股的交割”，交割之日，以下简称“甲方新股交割日”或“本次交易交割日”）。

4.3.4                    The formalities of Closing of New Party A Shares as set forth in Sections 4.3.1 and 4.3.2 above shall be handled by Party A, where Party B shall provide necessary assistance at the reasonable request of Party A.

第4.3.1条和4.3.2条约定的甲方新股交割手续由甲方负责办理，乙方应根据甲方的合理要求提供必要的协助。

4.4                     Consummation of the Transaction.  Without prejudice to the representations, warranties and undertakings made by Party A and Party B under Sections 7 and 8 of this Agreement and Party A’s obligations under Sections 4.2 and 4.3, each Party shall make every effort to complete all matters and procedures relating to this Transaction

(1) so as to close the Transactions, as well as (2) following Closing with respect to items that have not completed on or before the Closing Date of Transaction within thirty (30) days of the Closing Date of Transaction (unless otherwise provided in this Agreement or agreed by the Parties) so to effectuate and consummate this Transaction.

本次交易的完成。在不影响甲方和乙方根据本协议第7条和第8条作出的陈述、保证和承诺以及甲方在第4.2条和4.3条下的义务的情况下，每一方应尽一切努力完成与本次交易有关的所有事项和程序（1）以完成本次交易的交割，以及（2）在本次交易交割日后的三十（30）日内完成在本次交易交割日或之前尚未完成的事项（除非本协议另有规定或经双方同意），以实现和完成本次交易。

4.5                     Lockup Period.  Party B agrees that, only if and solely to the extent required by applicable law, the Lockup Period for all of the New Party A Shares acquired by Party B (including but not limited to any additional shares held by it in respect of the New Party A Shares for reasons such as bonus share, capitalization of capital reserve into stock capital) shall be 36 months since the date when the New Party A Shares involved in this Transaction are first issued (the “Lockup Period”). If this Transaction is placed on file for investigation by any judicial organs or CSRC for suspected false records, misleading statements or major omissions in connection with the information provided or disclosed by Party B, then Party B shall not transfer its shares in Party A before there is explicit investigation conclusion of the case.  If and to the extent that the lockup arrangements above are not required by applicable law, then this Section 4.5 shall be of no force and effect.

锁定期。 乙方同意，在且仅在适用法律要求的情况下及范围内，其认购的所有甲方新股（包括但不限于送红股、转增股本等原因增持的股份）的锁定期均应为自本次交易所涉甲方新股首次发行之日起36个月（“锁定期”）。如本次交易因乙方所供或披露的信息涉嫌存在虚假记载、误导性陈述或者重大遗漏，被司法机关立案侦查或者被中国证监会立案调查的，则在案件调查结论明确以前，乙方不得转让其拥有的甲方股份。如果前述锁定安排并非适用法律的要求，则本第4.5条将不具有效力。

Section 5               Certain Communications

第5条  沟通

5.1       The Parties shall cooperate with each other in connection with any filings, submissions, approvals, consents, inquiries or other similar communications with any Chinese governmental, administrative, regulatory, stock exchange or other similar authority relating to the transactions contemplated by this Agreement, including keeping the other Party informed in all material respects and on a reasonably timely basis in advance of any such communications, providing the other Party a reasonable opportunity to review and comment on any filing made or written materials submitted, and giving the other Party a reasonable opportunity to attend and participate in any substantive meetings and conferences.

双方应就与本协议拟议交易有关的在中国政府、行政、监管、证券交易所或其他类似机构相关进行的任何备案、文件提交、批准、同意、质询或其他类似沟通中相互合作，包括，在任何该等沟通之前，在所有重大方面合理及时地通知另一方，向另一方提供合理的机会对任何进行的备案或提交的书面材料进行审阅和评论，并给予另一方合理的机会参加和参与任何涉及实质内容的会议和大会。

Section 6               Undertakings

第6条  承诺

6.1                               Party A hereby undertakes to Party B that,

甲方特此向乙方承诺：

(1)                       it shall be responsible for preparing and submitting the documents and carrying out the formalities necessary for examination, filing, registration and/or approval of the Transaction by the competent authorities and SZSE as required under Sections 4.1.4 through 4.1.7 and other provisions under this Agreement;

甲方负责根据第4.1.4条至4.1.7条以及本协议其他规定的要求，准备和递交文件，办理本次交易的审查、备案、登记和/或主管机关和深交所对本次交易的批准所必要的手续；

(2)                       it shall provide all reasonable assistance to Party B per Party B’s reasonable requests to complete the relevant regulatory approval and/or filing processes as provided in Section 6.2(1);

甲方应按照乙方的合理要求向乙方提供一切合理的协助，以完成第6.2(1)条规定的相关的监管审批和/或备案程序；

(3)                       it shall hold board meetings and shareholders’ meetings and go through other internal decision procedures to approve the Transaction pursuant to the PRC law, the articles of association, other constitutional documents of Party A and this Agreement as required under Section 4.1.3 and other provisions under this Agreement;

根据本协议第4.1.3条及其他规定的要求，甲方应根据中国法律、公司章程、甲方其他组织性文件和本协议，召开董事会会议和股东大会，并通过其他内部决策程序批准本次交易；

(4)                       it will not take any act that will violate any representations, warranties or undertakings under this Sections 6.1 and 7 or other provisions under this Agreement, or affect the validity of this Agreement;

甲方不会采取任何违反本协议第6.1条和第7条或本协议其他规定的陈述、保证或承诺的行为，或影响本协议效力的行为；

(5)                       it will conduct its business in the ordinary course of business and in a manner consistent with past practices, and use its reasonable best efforts to maintain and preserve its assets and properties in good repair and condition, keep available the services of its key employees and maintain and preserve its current relationships with persons and organizations having business dealings with it; and

甲方将以正常业务程序并按照与过往一致的做法开展其业务，并尽其合理的最大努力维持和保护其资产和财产处于良好维护和状态，维持其关键员工继续提供服务，并维护和保护现在与其开展业务的实体和组织之间的关系；及

(6)                       without limiting the generality of clause (5), from the date of this Agreement until the Closing of New Party A Shares, Party A shall not take any of the actions set forth on Schedule 1 without the consent of Party B (except as required by any applicable law).

在不限制上述第（5）款之一般性的情况下，自本协议签署之日至甲方新股的交割，甲方不应在未取得乙方同意的情况下实施任何如附表1中所列的行为（任何适用的法律要求的除外）。

(7)                       Party A undertakes that after the Closing of Contributed GDS Shares (i) Party A shall not provide any new guarantee to any third party, (ii) nor shall Party A make any investment in shares traded on any stock market except for making investments in companies primarily engaged in the main business of Party A.

甲方承诺，在拟出资GDS股份交割后，（i）甲方不会向任何第三方提供任何新的担保，（ii）甲方亦不会投资任何证券市场上交易的股票，但向主要从事甲方主营业务的公司进行投资的除外。

6.2                               Party B hereby undertakes to Party A that,

乙方特此向甲方承诺：

(1)                       it shall be responsible for preparing and submitting the documents and carrying out the formalities necessary for examination, filing, registration and/or approval of the Transaction by the MOFCOM and other competent authorities as required under Sections 4.1.8 and 4.1.9;

乙方负责根据第4.1.8条和第4.1.9条的要求，准备和提交文件，并办理本次交易的审查、备案、登记和/或商务部门和其他主管部门批准本次交易所必要的手续；

(2)                       it shall provide all reasonable assistance to Party A per Party A’s reasonable requests to complete the relevant regulatory approval and/or filing processes as provided in Section 6.1(1);

乙方应按照甲方的合理要求向乙方提供一切合理的协助，以完成第6.1(1)条规定的相关的监管审批和/或备案程序；

(3)                       it shall convene board meetings and shareholders’ meetings and go through other internal decision procedures to approve the Transaction pursuant to applicable law, the articles of association, other constitutional documents of Party B and GDS as well as this Agreement as required under Sections 6.2 and 4.1.1 and other provisions under this Agreement; and

根据第6.2条和第4.1.1条及本协议下其他规定的要求，乙方应根据适用法律、公司章程、乙方和GDS其他组织性文件以及本协议，召开董事会会议和股东大会，并通过其他内部决策程序批准本次交易；以及

(4)                       it will not take any act that will violate any representations, warranties or undertakings under this Sections 6.2 or 8 or other provisions under this Agreement, or affect the validity of this Agreement.

乙方不会采取任何违反本第6.2条或第8条或本协议其他规定的陈述、保证或承诺的行为，或影响本协议效力的行为。

(5)                       Party B will cause GDS to conduct its business in the ordinary course of business and in a manner consistent with past practices, and Party B will cause

GDS to use its reasonable best efforts to maintain and preserve its assets and properties in good repair and condition, keep available the services of its key employees and maintain and preserve its current relationships with persons and organizations having business dealings with it; and

乙方将促使GDS以正常业务程序并按照与过往一致的做法开展其业务，并且乙方将促使GDS尽其合理的最大努力维持和保护其资产和财产处于良好维护和状态，维持其关键员工继续提供服务，并维护和保护现在与其开展业务的实体和组织之间的关系；及

(6)                       Party B undertakes that the cumulative EBITDA of GDS (hereinafter as the “Committed Cumulative EBITDA”) for the five (5) complete fiscal years of 2019, 2020, 2021, 2022 and 2023 (hereinafter as the “Measurement Period”) shall be no less than US$1.3 billion. In the event the Committed Cumulative EBITDA for the Measurement Period is less than US$1.3 billion, Party B agrees to provide compensation to Party A in accordance with the terms and conditions under the Agreement for Compensation for Performance Commitment of the Target Asset to be agreed by the Parties thereof.

乙方承诺在2019年、2020年、2021年、2022年及2023年五个完整的会计年度（以下简称“测评期”）GDS累积EBITDA（以下简称“承诺累积EBITDA”）不得低于13亿美元。如果测评期的承诺累积EBITDA低于13亿美元，乙方同意根据双方协商一致的《标的资产业绩承诺补偿协议》的条款和条件向甲方提供补偿。

(7)                       Without limiting the generality of clause (5), from the date of this Agreement until the Closing of Contributed GDS Shares, Party B shall cause GDS not to take any of the actions set forth on Schedule 1 without the consent of Party A (except as required by any applicable law).

在不限制上述第（5）款的情况下，自本协议签署之日至拟出资GDS股份的交割，乙方应促使GDS不得在未取得甲方同意的情况下实施任何附表1中所列的行为（任何适用的法律要求的除外）。

(8)                       The Parties acknowledge and agree that GDS will, following the Closing Date of Contributed GDS Shares, remain a subsidiary of GSSNA and continue to be operated and managed by GSSNA in a similar manner to how is has been previously operated and in compliance with the Amended GDS Charter and the applicable laws and regulations. Party B undertakes that, after the Closing

Date of Contributed GDS Shares, any services provided to GDS by Party B, GSSNA or their applicable Affiliates shall be on an arms’ length basis.

双方认可并同意，在拟出资GDS股份交割日后，GDS仍为GSSNA的子公司，并继续由GSSNA以符合修订后的GDS章程和可适用的法律法规、与过往运营方式类似的方式进行运营和管理。乙方承诺，在拟出资GDS股份交割日后，任何由乙方、GSSNA或其关联方向GDS提供的服务应符合公平市场原则。

(9)             Party B agrees to obtain, prior to the Transaction being submitted to the Mergers and Acquisitions and Reorganization Committee of CSRC for review, the written commitments from the pledgees of Contributed GDS Shares to consent to transfer of the Contributed GDS Shares to Party A and to release such pledges at the Closing of Contributed GDS Shares.

乙方同意于本次交易被提交给中国证监会并购重组委员会审核前，取得拟出资GDS股份上所设质押之质权人同意将拟出资GDS股份转让给甲方并就在拟出资GDS股份交割时解除该等质押的书面承诺。

(10)      If after the Closing of Contributed GDS Shares, the guaranty and asset pledges provided by GDS before the Closing of Contributed GDS Shares under Party B’s existing credit facility is called upon, then Party B shall reimburse GDS for all payments thereunder. Party B undertakes that after the Closing of Contributed GDS Shares (i) GDS shall not provide any new guarantee or assets pledges to any third party, (ii) nor shall GDS make any investment in shares traded on any stock market except for making investments in companies primarily engaged in the main business of GDS.

拟出资GDS股份交割后，如GDS被要求履行其于拟出资GDS股份交割前在乙方现有信贷安排项下所提供之担保以及资产质押，乙方应向GDS偿还其因此支付的所有款项。乙方承诺，拟出资GDS股份交割后，（i）GDS不会向任何第三方提供任何新的担保或者资产质押，（ii）GDS亦不会投资任何证券市场上交易的股票，但向主要从事GDS主营业务的公司进行投资的除外。

Section 7               Representations and Warranties of Party A

第7条  甲方的陈述和保证

Party A hereby makes the following representations and warranties to Party B at the date hereof, and undertakes that each of the following representations and warranties shall be true, accurate, valid and complete as at the date hereof, the Closing Date of Contributed GDS Shares and the Closing Date of New Party A Shares. Party A hereby acknowledges that Party B’s entering into this Agreement is relying upon each of the representations and warranties made by Party A with the intention of inducing Party B to enter into this Agreement:

甲方特此于本协议签署日向乙方作出以下陈述和保证，并承诺下列各项陈述和保证在本协议签署日、拟出资GDS股份交割日以及甲方新股交割日均为真实、准确、有效和完整。甲方在此承认，乙方是依赖甲方为促使乙方签署本协议而做出的各项陈述和保证而签署本协议：

7.1                              Independent Warranty.  Each of the representations and warranties shall be construed as a separate and independent representation and warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to, or inference from, the terms of any other representation and warranty or any other term of this Agreement.

独立保证。每项陈述和保证均应视为单独和独立的陈述和保证，并且（除非另有相反的明确规定）不得通过参考或推断任何其他陈述和保证条款或本协议任何其他条款而对其进行限定或限制。

7.2                              Organization, Good Standing and Qualification of Party A.  Party A is an A-share company listed on SZSE, under the stock code of 002252. It has been duly incorporated and organized, and is validly existing in good standing, under the laws of PRC. Each and all of the historical changes, including without limitation any and all capital increases, have been conducted in full compliance with applicable PRC law. It has the requisite capacity, power and authority to own and operate its assets and to carry on its business as contemplated by this Agreement and its business license.

甲方的组织、有效存续和资质。甲方是一家于深交所上市的A股上市公司，股票代码为002252。甲方根据中国法律正式成立和组织，并且有效存续。甲方每一项及所有的历史变更，包括但不限于任何及所有增资，均已按照所适用的中国法律完成。甲方拥有必要的能力、权力和授权拥有和运营其资产并按照本协议及其营业执照开展其业务。

7.3                              Authorization.  It has the requisite capacity power and authority to execute, deliver and perform this Agreement. All actions necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement have been taken or will be taken prior to the Closing Date of Contributed GDS Shares and the Closing Date of New Party A Shares respectively.

权限。甲方拥有必要的能力、权力和授权以签署、交付和履行本协议。本协议的授权、签署和交付以及甲方在本协议项下所有义务的履行所需的所有必要行动已经完成，或将分别于拟出资GDS股份交割日和甲方新股交割日前完成。

7.4                              Consents and Approvals.  It has lawfully obtained all approvals, consents, authorizations and permits (collectively hereinafter as the “Approvals”) that are required to be obtained under all applicable laws from, and completed any and all registrations, record-filings, recognition and approvals that are required to be completed under all applicable laws with the competent authorities in connection with the Transaction under this Agreement and such Approvals have been duly obtained and remain valid and effective and have not been revoked.

同意和批准。甲方已依法获得了适用的法律下要求获得的所有批准、同意、授权和许可（以下合称“批准”），且已经在主管部门完成了与本协议项下的本次交易有关的适用的法律下的任何和所有的登记、备案、承认和批准，且该等批准已正式取得且有效，并不会被废除。

7.5                              Enforceability.  This Agreement is the valid and binding obligation of Party A enforceable against it in accordance with its terms upon execution by it.

可执行性。一旦甲方签署本协议，本协议即为甲方有效且具有约束义务，并根据本协议条款对其可执行。

7.6                              No Breach.  The execution and delivery by it of this Agreement and the performance of its obligations under this Agreement do not and will not:

不违约。甲方签署并交付的本协议，以及履行其在本协议项下的义务在现在和将来均不会：

(1)                                breach, or constitute a default under its articles of association or any other  the constitutional documents of Party A;

违反或构成不履行甲方的章程或任何甲方其他的章程性文件；

(2)                                result in a breach of, or constitute a default under, any contract to which it is a party or by which it or its real property or assets are bound, or result in the acceleration of any obligation under any loan agreement or margin trading or and short selling document or other financing document; or

导致任何甲方是一方、或是甲方、甲方的不动产或甲方资产受约束的任何合同违约或构成违约，或导致任何借款协议、融资融券文件或其他融资文件项下的任何义务加速到期；或

(3)                                result in a violation, breach of or default under any applicable laws, regulations, or orders of competent governmental authorities of the PRC.

导致触犯、违反或不履行有管辖权的政府部门的任何适用的法律、法规或命令。

7.7                              Litigation.  Neither Party A nor any of its subsidiaries are engaged in or the subject of any material litigation, whether as plaintiff, defendant or otherwise. No litigation is pending, threatened or expected by or against it or its subsidiaries. There is no fact or circumstance likely to give rise to any material litigation.

诉讼。甲方或任何其子公司没有被卷入或受制于任何重大诉讼，不论是作为原告、被告或其他主体。没有由甲方（或其子公司）或针对甲方（或其子公司）的待决的、威胁提起的或预计提起的重大诉讼。不存在可能导致任何重大诉讼的事实或情况。

7.8                              No Illegal Conduct.  Neither Party A nor any of its subsidiaries have committed or are liable for any criminal, illegal, unlawful or unauthorized act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise. Each of Party A and its subsidiaries has all material permits necessary for the conduct of their respective business as currently conducted and such permits are in full force and effect.

无非法行为。甲方或任何其子公司未从事任何犯罪的、非法的、违法的或未经授权的行为，未违反任何法规或合同或者其他施加的或规定的任何义务或责任，亦无需为之承担责任。甲方及其每一子公司均已取得了其各自现在从事的业务所需要的所有重大许可，且该等许可具有充分的效力。

7.9                              No Insolvency.  No order has been made and no resolution has been adopted for the winding up of any of Party A or its subsidiaries or for a provisional liquidator to be appointed in respect of any of Party A or its subsidiaries and no petition has been presented and no meeting has been convened for the purpose of winding up or dissolving any of Party A or its subsidiaries.  No receiver has been appointed in respect of any of Party A or its subsidiaries or all or any of its assets.  None of Party A or its subsidiaries is insolvent or unable to pay its debts as they fall due.

未破产。没有已下达的命令或已通过的决议要求清算甲方（或任何其子公司）或将任命甲方（或任何其子公司）的临时清算人，并且没有针对清算或解散甲方（或任何其子公司）的已提交申请或已召开会议。没有已被任命的甲方（或任何其子公司）或其全部或任何资产的破产接管人。甲方（或其子公司）没有资不抵债或无法偿还到期债务。

7.10                       Investigation.  None of Party A or its subsidiaries is the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry.

调查。甲方或任何其子公司未受到任何官方的调查或质询，并且没有事实可能导致任何该等调查或质询。

7.11                       Valid Offering.  Party A is entitled to make this Offering in accordance with PRC law, its articles of association and other constitutional documents, as well as this Agreement. The New Party A Shares issued to Party B shall constitute a valid and effective Offering, and the consideration of which shall be deemed fully paid-up without any further obligation for contribution by Party B upon the Closing Date of Contributed GDS Shares.

有效的发行。甲方有权根据中国的法律、其章程和其他章程性文件以及本次协议进行本次发行。发行给乙方的甲方新股应构成有效和生效的发行，并且发行的对价于拟出资GDS股份交割日应被视为完全支付，乙方没有进一步出资的义务。

7.12                       No Encumbrance; Issuance.  Upon the consummation of the Transaction, Party B shall be the sole legal and beneficiary owner of the New Party A Shares, representing 26.2% of the issued and outstanding equity interests of Party A on a fully diluted basis, free and clear from any Encumbrance. The New Party A Shares will, upon issuance thereof, have been duly authorized, validly issued, fully paid and non-assessable.

无权利负担；发行。在本次交易完成后，乙方应当为甲方新股唯一的法定和受益所有人，代表甲方完全稀释后已经发行并且流通在外的股份的26.2%，且无任何权利负担。甲方新股在发行时应已充分授权、有效发行、缴足股款且无需增缴。

7.13                       Capitalization.  The authorized share capital of Party A consists of RMB 4,974,622,099. At the close of business on the date hereof, 4,974,622,099 shares were issued and outstanding. There are no outstanding options, rights, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, obligations or commitments that could require Party A to convert, exchange, issue, sell or otherwise cause to become outstanding any of its equity interests (whether treasury or issued and outstanding), and there is no contract, obligation or commitment not yet fully performed which would result in the creation of any of the foregoing.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Party A. There are no voting trusts, proxies, or other contracts, obligations or commitments or understandings with respect to the voting of any shares of Party A, and there is no contract, obligation or commitment not yet fully performed which would result in the creation of any of the foregoing.

资本总额。经授权的甲方的股本包含人民币4,974,622,099元。在本协议签署日营业结束时，甲方已经发行并且流通在外股份为4,974,622,099股。不存在发行在外的期权、权利、认股权、优先购买权、购买权、认购权、转换权、交易权或其他合同、义务或承诺可能会需要甲方转换、交换、发行、出售或导致其任何其股权（不论是库存的还是发行和流通在外的），并且也没有将导致前述情形发生的未完全履行的合同、义务或承诺。没有针对甲方的发行在外的或授权的股票增值、虚拟股票，利润分享权或类似的权利。不存在针对甲方任何股份表决权的表决权信托、委托或其他合同、义务或承诺或谅解，并且也没有将导致前述情形发生的未完全履行的合同、义务或承诺。

7.14                       Anticorruption Matters.  Party A, its subsidiaries and its and their directors and officers, and to Party A’s knowledge, its and their other employees, agents and other representatives (in each case, acting in their capacities as such) is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other similar applicable foreign and domestic anticorruption or antibribery laws.

反腐败事项。甲方、其子公司以及其及子公司的董事、高管、以及据甲方所知甲方及其子公司的其他雇员、代理或其他代表（每种情形中以其自身名义行事）均符合美国1977年《反海外腐败法》及其不时进行的修订和所有其他类似的适用的海外和国内反腐败或反贿赂法律。

7.15                       No Misrepresentation.  No representation, warranty or statement by Party A in this Agreement, or in any Schedule, statement or certificate furnished to Party B pursuant to this Agreement, contains any untrue statement of any fact or omits to state any fact necessary to make the statements made herein or to provide the certificates, in light of the circumstances under which they were made, not misleading.

无虚假陈述。甲方依据本协议提供给甲方的本协议或任何附表、声明或证明中的陈述、保证或声明不含有任何对重大事实的不实陈述，或遗漏为使本协议作出的声明不具误导性而需陈述的重大事实，或遗漏为使根据情况已作出的证明不具误导性而应提供的证明。

7.16                       Accuracy of Information Provided.  All information (including all the Schedules of this Agreement) given to Party B and its professional advisors by Party A and its officers, employees, shareholders and professional advisors was when given and is on the date hereof, the Closing Date of Contributed GDS Shares and the Closing Date of New Party A Shares true, accurate, complete and valid in all respects and there is no fact or matter not disclosed in writing to Party B or any of its advisors which renders or would render any such information untrue, inaccurate, incomplete, invalid or misleading because of any omission or ambiguity or for any other reason. Except as provided in Party A’s financial statements provided to Party B (the “Party A Latest Financial Statements”) or incurred in the ordinary course of business, Party A has no material liabilities or obligations, including both liabilities and obligations required to be disclosed in the Party A Latest Financial Statements and those not required to be so disclosed, such as off-balance arrangements.

提供信息的准确性。所有由甲方及其高管、雇员、股东和专业顾问提供给甲方及其专业顾问的信息（包括本协议的所有附表）于提供之时、本协议签署时、拟出资GDS股份交割日及甲方新股交割日在所有方面均为真实、准确、完整和有效的，并且没有任何遗漏或含糊不清或任何其他原因将使得或者可能使得任何该等信息不真实、不准确、不完整、无效或具有误导性的事实或事项未以书面形式向乙方或任何其顾问披露。除非甲方向乙方提供的甲方财务报表中（“甲方最近财务报表”）另有说明或者在业务正常经营发生的债务或责任，甲方没有重大债务或责任，包括要求在甲方最近财务报表中披露的债务和责任以及未被要求披露的债务或责任，如资产负债表外的安排。

7.17                       Full Disclosure.  There is no fact or circumstance relating to the affairs of Party A or its shareholders which has not been disclosed to Party B and which if disclosed might reasonably have been expected to influence the decision of Party B to enter into this Agreement.

完全披露。没有未向乙方披露的、并且如果被披露的话可被合理预期会影响乙方签订本协议的决定的与甲方或其股东的事项有关的事实或情况。

7.18                       Acknowledgement.  Party A has adequate information concerning the transactions contemplated by this Agreement in order to make an informed decision regarding the matters referred to herein. Party A has independently, and based on such information as Party A has deemed appropriate in its sole discretion, made its own analysis and decision to enter into this Agreement. Without limiting the generality of the representations and warranties contained herein, Party A understands and acknowledges that, as provided in further detail in this Agreement and the other Transaction Agreements, after the contribution of the Contributed GDS Shares, Party A shall have a minority equity interest in GDS, and GSSNA shall retain voting and economic control of GDS. In addition, Party A understands and acknowledges that, after the contribution of the Contributed GDS Shares, GDS shall continue to be a guarantor under Party B’s existing credit facility until such time as such facility is refinanced.

确认。甲方拥有足够的与本协议拟议交易相关的信息，以在知情的情况下对本协议所述事项做出决定。 甲方已经独立地，并根据甲方认为适当的信息自行分析并决定签订本协议。在不限制本协议所述的陈述和保证的一般性的情况下，甲方理解并承认，如在本协议和其他交易文件中进一步详细规定的，在拟出资GDS股份的出资完成后，甲方应拥有GDS的少数权益，且GSSNA在表决和经济方面应保留对GDS的控制。此外，甲方理解并承认，在拟出资GDS股份的出资完成后，GDS将继续作为乙方现有信贷安排下的担保人，直至乙方就该等信贷额度进行了再融资。

Section 8                                             Representations and Warranties of Party B

第8条                                                             乙方的陈述与保证

Party B hereby makes the following representations and warranties to Party A at the date hereof or such other date as indicated below, and undertakes that each of the following representations and warranties shall be true, accurate, valid and complete as of such date hereof and as of the Closing Date of Contributed GDS Shares. Party B hereby acknowledges that Party A’s entering into this Agreement is relying upon each of the representations and warranties made by Party B with the intention of inducing Party A to enter into this Agreement:

乙方于本协议签署之日或者下述特指的其他日期向甲方作出以下陈述和保证，并承诺以下各项陈述和保证在该等日期以及截至拟出资GDS股份交割日为真实、准确、有效和完整的。乙方在此承认，甲方是依赖乙方为促使甲方签署本协议而做出的各项陈述和保证而签署本协议：

8.1                              Independent Warranty.  Each of the representations and warranties shall be construed as a separate and independent representation and warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to, or inference from, the terms of any other representation and warranty or any other term of this Agreement.

独立保证。每一项陈述和保证均应被视为单独和独立的陈述和保证，并且（除非另有相反的明确规定）不得通过参考或推断自本协议的任何其他陈述和保证条款或任何其他条款进行限制或约束。

8.2                              Organization, Good Standing and Qualification of Party B and GDS.  Each of Party B and GDS has been duly incorporated and organized, and is validly existing in good standing, under the laws of their place of incorporation. Each and all of the historical changes, including without limitation any and all capital increases, of GDS have been conducted in full compliance with applicable law. Each of Party B and GDS has the requisite capacity, power and authority to own and operate their assets and to carry on their business currently conducted.

乙方及GDS的组织、有效存续和资质。乙方和GDS各自根据注册地的法律正式成立和组织，并且有效存续。GDS每一项及所有的历史变更，包括但不限于任何及所有增资，均已完全按照所适用的法律完成。乙方和GDS各自拥有必要的能力、权力和授权拥有和运营其资产并开展其目前正在进行的业务。

8.3                              Authorization.  It has the requisite capacity power and authority to execute, deliver and perform this Agreement. All actions necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement have been taken or will be taken prior to the Closing Date of Contributed GDS Shares and the Closing Date of New Party A Shares respectively.

权限。乙方拥有必要的能力、权力和授权以签署、交付和履行本协议。乙方在本协议项下所有义务的授权、签署、交付和履行所需的所有必要行动已经完成，或将分别于拟出资GDS股份交割日和甲方新股交割日前完成。

8.4                              Consents and Approvals.  It has lawfully obtained all Approvals that are required to be obtained under all applicable laws from, and completed any and all registrations, record-filings, recognition and approvals that are required to be completed under all applicable laws with the competent authorities in connection with the Transaction under this Agreement and such Approvals have been duly obtained and remain valid and effective and have not been revoked.

同意和批准。乙方已依法获得了适用的法律下要求获得所有批准，且已经在主管部门完成了与本协议项下的本次交易有关的适用的法律下的任何和所有的登记、备案、承认和批准，且该等批准已正式取得且有效，并不会被废除。

8.5                              Enforceability.  This Agreement is the valid and binding obligation of Party B enforceable against it in accordance with its terms upon execution by it.

可执行性。一旦乙方签署本协议，本协议即为乙方有效且具有约束义务，并根据本协议的条款对其可执行。

8.6                              No Breach.  The execution and delivery by it of this Agreement and the performance of its obligations under this Agreement do not and will not:

不违约。乙方签署并交付的本协议，以及履行其在本协议项下的义务现在和将来均不会

(1)                                breach, or constitute a default under its articles of association or any other  the constitutional documents of Party B;

违反或构成不履行乙方的章程或任何乙方其他的章程性文件；

(2)                                result in a breach of, or constitute a default under, any material contract to which it is a party or by which it or its real property or assets are bound, or result in the acceleration of any obligation under any loan agreement or margin trading or and short selling document or other financing document; or

导致任何乙方是一方、或是乙方、乙方的不动产或乙方资产受约束的任何重大合同违约或构成违约，或导致任何借款协议、融资融券文件或其他融资文件项下的任何义务加速到期；或

(3)                                result in a violation, breach of or default under any applicable laws, regulations, or orders of competent governmental authorities.

导致触犯、违反或不履行有管辖权的政府部门的任何适用的法律、法规或命令。

8.7                              Litigation.  Neither GDS nor any of its subsidiaries is engaged in or the subject of any material litigation, whether as plaintiff, defendant or otherwise.  No material Litigation is pending, threatened or expected by or against it or its subsidiaries. There is no fact or circumstance likely to give rise to any material litigation.

诉讼。GDS或任何其子公司未被卷入或受制于任何重大诉讼，不论是作为原告、被告或其他主体。没有由GDS（或其子公司）或针对GDS（或其子公司）的待决的、威胁提起的或预计提起的重大诉讼。不存在可能导致任何重大诉讼的事实或情况。

8.8                              No Illegal Conduct.  Neither GDS nor any of its subsidiaries has committed or are liable for any criminal, illegal, unlawful or unauthorized act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, except for any such liabilities, breaches, conflicts or other occurrences that would not have an Effect of Material Adverse Change to GDS or its subsidiaries. Each of GDS and its subsidiaries has all material permits necessary for the conduct of their respective business as currently conducted and such permits are in full force and effect.

无非法行为。GDS或任何其子公司未从事任何犯罪的、非法的、违法的或未经授权的行为，未违反任何法规或合同或者其他施加的或规定的任何义务或责任，亦无需为之承担责任；除非任何该等责任、违约、分歧或其他事件不会对GDS（或其子公司）产生重大不利变化影响。GDS及其每一子公司均已取得了其各自现在从事的业务所需要的所有重大许可，且该等许可具有充分的效力。

8.9                              No Insolvency.  No order has been made and no resolution has been adopted for the winding up of GDS or its subsidiaries or for a provisional liquidator to be appointed in respect of GDS or its subsidiaries and no petition has been presented and no meeting has been convened for the purpose of winding up or dissolving GDS or its subsidiaries. No receiver has been appointed in respect of it or all or any of its assets. None of GDS or its subsidiaries is insolvent or unable to pay its debts as they fall due.

未破产。没有已下达的命令或已通过的决议要求清算GDS（或其任何子公司）或将任命GDS（或其任何子公司）的临时清算人，并且没有针对清算或解散GDS（或其任何子公司）的已提交申请或已召开会议。没有已被任命的GDS或GDS全部或任何资产的破产接管人。GDS（或其任何子公司）没有资不抵债或无法偿还到期债务。

8.10                       Investigation.  GDS or its subsidiaries is not the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry, except for any such investigation, inquiry, or other occurrences that would not have an Effect of Material Adverse Change to GDS or its subsidiaries.

调查。GDS或任何其子公司未受到任何官方的调查或质询，并且没有事实可能导致任何该等调查或质询，不包括任何不会对GDS或任何其子公司造成重大不利变化影响的该等调查、质询或其他事件。

8.11                       Contributed GDS Shares. Party B is the sole legal and beneficial owner of the Contributed GDS Shares.  As of the Closing Date of Contributed GDS Shares, there will be no Encumbrance, nominee shareholding arrangement or co-ownership arrangement over or affecting the Contributed GDS Shares.

拟出资GDS股份。乙方是拟出资GDS股份的唯一法定和收益所有人。在拟出资GDS股份的交割日，将不存在针对或影响拟出资GDS股份的权利负担、股权代持安排或共同所有权安排。

8.12                       No Encumbrance; Issuance.  Upon the consummation of the Transaction, Party A shall be the sole legal and beneficiary owner of the Contributed GDS Shares, which shall represent 45% of the issued and outstanding equity interests of GDS on a fully diluted basis, free and clear from any Encumbrance. Such shares will, upon issuance thereof, have been duly authorized, validly issued, fully paid and non-assessable.

无权利负担；发行。在本次交易完成后，甲方应为拟出资GDS股份（代表GDS发行并且流通在外的完全稀释基础上的股份的45%）的唯一法定和受益所有人，且该等股份不存在任何权利负担。该等股份在发行时应已充分授权、有效发行、缴足股款且无需增缴。

8.13                       Capitalization.  The authorized share capital of GDS consists of 200 shares of common stock, par value USD$0.0001 per share, of which 100 such shares are designated as Series A common stock and 100 such shares are designated as Series B common stock.  At the close of business on the date hereof, all 200 shares common stock, par value USD$0.0001 per share, of GDS are issued and outstanding. There are no outstanding options, rights, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, obligations or commitments that could require GDS to convert, exchange, issue, sell or otherwise cause to become outstanding any of its equity interests (whether treasury or issued and outstanding), and there is no contract, obligation or commitment not yet fully performed which would result in the creation of any of the foregoing.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to GDS. There are no voting trusts, proxies, or other contracts, obligations or commitments or understandings with respect to the voting of any shares of GDS, and there is no contract, obligation or commitment not yet fully performed which would result in the creation of any of the foregoing.

资本结构。 GDS的授权股本由200股普通股组成（每股面额0.0001美元），其中100股被指定A系列普通股，100股被指定B系列普通股。在本协议签署日营业结束时，GDS的200股股票（每股面额0.0001美元）已发行且流通在外。不存在发行在外的期权、权利、认股权、优先购买权、购买权、认购权、转换权、交易权或其他合同、义务或承诺可能会需要GDS转换、交换、发行、出售或导致其任何其股权（不论是库存的还是发行和流通在外的），并且也没有将导致前述情形发生的未完全履行的合同、义务或承诺。没有针对GDS的发行在外的或授权的股票增值、虚拟股票，利润分享权或类似的权利。不存在针对GDS任何股份表决权的表决权信托、委托或其他合同、义务或承诺或谅解，并且也没有将导致前述情形发生的未完全履行的合同、义务或承诺。

8.14                       Anticorruption Matters. Party B, its subsidiaries and its and their directors and officers, and to Party B’s knowledge, its and their other employees, agents and other representatives (in each case, acting in their capacities as such) is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other similar applicable foreign and domestic anticorruption or antibribery laws.

反腐败事项。乙方、其子公司以及其及子公司的董事、高管、以及据乙方所知乙方及其子公司的其他雇员、代理或其他代表（每种情形中以其自身名义行事）均符合美国1977年《反海外腐败法》及其不时进行的修订和所有其他类似的适用的海外和国内反腐败或反贿赂法律。

8.15                       No Misrepresentation.  No representation, warranty or statement by Party B in this Agreement, or in any Schedule, statement or certificate furnished to Party A pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or to provide the certificates, in light of the circumstances under which they were made, not misleading.

无虚假陈述。乙方依据本协议提供给甲方的本协议或任何附表、声明或证明中的陈述、保证或声明不含有任何对重大事实的不实陈述，或遗漏为使本协议作出的声明不具误导性而需陈述的重大事实，或遗漏为使根据情况已作出的证明不具误导性而应提供的证明。

8.16    Accuracy of Information Provided.  All information (including all the Schedules of this Agreement) given to Party A and its professional advisors by Party B, GDS and their officers, employees, shareholders and professional advisors was when given and is on the date hereof, the Closing Date of Contributed GDS Shares and the Closing Date of New Party A Shares true, accurate, complete and valid in all respects and there is no fact or matter not disclosed in writing to Party A or any of its advisors which renders or would render any such information untrue, inaccurate, incomplete, invalid or misleading because of any omission or ambiguity or for any other reason. Except as provided in the financial statements of GDS provided to Party A (the “GDS Latest Financial Statements”) or incurred in the ordinary course of business, GDS has no material liabilities or obligations, including both liabilities and obligations required to be disclosed in the GDS Latest Financial Statements and those not required to be so disclosed, such as off-balance arrangements..

提供信息的准确性。所有由乙方、GDS及乙方、GDS的高管、雇员、股东和专业顾问提供给甲方及其专业顾问的信息（包括本协议的所有附表）于提供之时、本协议签署时、拟出资GDS股份交割日及甲方新股交割日在所有方面均为真实、准确、完整和有效的，并且没有任何遗漏或含糊不清或任何其他原因将使得或者可能使得任何该等信息不真实、不准确、不完整、无效或具有误导性的事实或事项未以书面形式向甲方或任何其顾问披露。除非向甲方提供的GDS财务报表中另有说明或者在业务正常经营发生的债务或责任，GDS没有重大的债务或责任，包括要求在GDS最近财务报表中披露的债务和责任以及未被要求披露的债务或责任，如资产负债表外的安排。

8.17    Full Disclosure. There is no fact or circumstance relating to the affairs of Party B or its shareholders which has not been disclosed to Party A and which if disclosed might reasonably have been expected to influence the decision of Party A to enter into this Agreement.

完全披露。没有未向甲方披露的、并且如果被披露的话可被合理预期会影响甲方签订本协议的决定的与乙方的事项有关的事实或情况。

8.18    Acknowledgement.  Party B has adequate information concerning the transactions contemplated by this Agreement in order to make an informed decision regarding the matters referred to herein. Party A has independently, and based on such information as Party A has deemed appropriate in its sole discretion, made its own analysis and decision to enter into this Agreement.

确认。乙方拥有足够的本协议拟议交易相关的信息，以对本协议所述事项做出明智的决定。乙方独立地，并根据乙方认为适当的信息自行分析并决定签订本协议。

Section 9                                             Disclosure and Confidentiality; No Solicitation; Exclusivity

第9条 披露和保密；禁止招揽；排他

9.1                              The Parties shall perform the information disclosure obligations in relation to this Agreement in accordance with applicable laws and stock exchange rules.

双方应根据适用的法律和证券交易规则履行与本协议相关的信息披露义务。

9.2                              The Parties agree that from the date hereof to the lawful disclosure of the Transaction after statutory procedures are performed in connection with the Transaction, the Parties shall strictly keep confidential the following information or documents, other than those already disclosed as per requirement of the securities regulatory authority:

双方同意，自本协议签署之日起至履行与本次交易相关的法定程序后对本次交易的合法披露，双方应对以下信息或文件严格保密（已根据证券监管机关的要求而披露的除外）：

(1)                               all information relating to this Agreement acquired by the Parties before the formation and during the formation and performance of this Agreement, including without limitation structure of the Transaction, commercial terms, process and contents of negotiation;

在制定本协议之前和本协议订立和履行时，各方获取的与本协议有关的所有信息，包括但不限于本次交易的结构、商业条款、流程和谈判内容；

(2)                               all documents and data in connection with the matters hereunder, including without limitation any document, material, data, contract and financial report; and

与本协议事项有关的所有文件和数据，包括但不限于任何文件、材料、数据、合同和财务报告；和

(3)                               other information and documents of which the divulgence or disclosure may result in market rumors, fluctuation of stock price or other extraordinary conditions.

其他泄露或披露后会导致市场流言、股价波动或其他特殊情况的信息和文件。

9.3                              No Party shall, without the prior written consent of the other Party, in any way divulge or disclose the aforesaid information or documents to any third party other than the Parties hereto. The Parties shall take necessary measures to limit the disclosure of such information and documents to those persons engaging in the Transaction, and shall require such persons to strictly comply with the provisions of this Section 9.

任何一方均不得在未经另一方书面同意的前提下以任何方式向除了本协议双方外的任何第三方泄露或披露前述信息或文件。双方应采取必要措施限制向参与本次交易的人员披露该等信息和文件，并且应当要求该等人员严格遵守第9条的规定。

9.4                              The following circumstances shall not be deemed disclosure or divulgence of information and documents:

以下情形不应被视为信息和文件的泄露或披露：

(1)                               the disclosed information and documents are known to the public prior to such disclosure; or

被披露的信息和文件在该等披露前已为公众所知晓；

(2)                               the disclosure is mandatorily required by laws, regulations or stock exchange rules, or by decisions, orders or requirements of competent governmental authorities (such as the CSRC) or the stock exchange, or by judgments, rulings or awards of courts or arbitration tribunals; or

根据法律、法规或证券交易规则，或有管辖权的政府部门（如证监会）或证券交易所的决定、命令或要求，或法院或仲裁庭的判决、裁定或仲裁裁决，的强制要求的披露；或

(3)                               the disclosure is made to counsels (including independent financial advisors, auditors, lawyers, etc.) before and/or after engagement of such counsels for the purpose of formation and performance of this Agreement.

为订立和履行本协议之目的，在聘用顾问（包括独立财务顾问、审计师、律师等）前和/或后，向该等顾问的披露。

9.5                              No Solicitation.  From the date of this Agreement until the closing of the Transaction, Party A shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person or organization concerning a possible Acquisition Proposal; or (iii) enter into any contracts, obligations or commitments (whether or not binding) regarding an Acquisition Proposal.  Party A shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing solicitations, discussions or negotiations with any persons or organization conducted heretofore with respect to, or that would lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer (whether binding or non-binding) from any person or organization (other than Party B or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger, business combination, reorganization or otherwise, of all or portion of Party A or its share capital, assets or other properties.  If any representatives or Affiliates of the Party A takes any action that Party A is obligated by this Section to cause such representative or Affiliate not to take, Party A shall be deemed to have breached this Section.

禁止招揽。自本协议签订之日起至本次交易交割，甲方不得，也不得授权或允许其任何关联方或其任何代表直接或间接地(i)鼓励、招揽、发起、促进或继续有关收购方案的询问，(ii)与任何个人或组织就可能的收购方案进行讨论，谈判或向其提供任何信息，或(iii)就一项收购方案订立任何协议或确立任何义务或承诺（无论是否具有约束力）。甲方应立即停止并促使终止，并促使其关联方及其所有代表立即停止并终止与任何人或组织进行的与收购方案有关的或将导致收购方案的所有既有的招揽、讨论或谈判。为此目的，“收购方案”指任何个人或组织（乙方或其任何关联公司除外）作出的与直接或间接处置甲方或其股本、资产或其他财产的全部或部分有关的任何询问，提议或要约（无论是否具有约束力），无论该等处置是通过出售、兼并、业务整合、重组还是其他方式进行。如果甲方的任何代表或关联方采取了任何本条款项下甲方有义务促使其代表或关联方不履行的行为，则甲方应被视为违反本条款。

9.6                              Exclusivity.  Party B shall not, and shall not authorize or permit GDS or any other of its controlled Affiliates to, directly or indirectly, make an approach to or solicit or accept from any other third parties any offer in respect of any other transaction that is identical or substantially similar to this Transaction or any transaction which has an identical or substantially similar effect as this Transaction, in each case unless this Transaction is closed or this Agreement is terminated.

排他性。乙方不得，且不得授权或允许GDS及任何其他其控制的关联方，就与本次交易相同或实质相似的任何其他交易、或为达成与上述相同或实质效果的任何其他交易的事宜，直接或间接地与任何其他第三方进行接洽或向其索取或接收其要约，但是本次交易完成或终止后除外。

Section 10                                      Liability for Default

第10条 违约责任

10.1                       Regardless of any pre-closing investigation, examination or knowledge, each Party (the “Indemnifying Party”) shall indemnify, on an after-tax basis, and hold harmless the other Party (the “Indemnified Party”) from and against, any and all claims, Losses, obligations, and liabilities incurred or suffered by the Indemnified Party arising from, or in connection with any in accuracy in or breach of any of the representations and warranties made by the Indemnifying Party in this Agreement or any breach of, or failure by the Indemnifying Party to perform any of its covenants, agreements or other obligations contained in this Agreement.

尽管有任何交割前的调查、检查或认知，每一方（“赔偿方”）应在税后基础上赔偿另一方（“受偿方”）因赔偿方在本协议中任何的陈述与保准存在任何错误或是任何违反、或赔偿方未能履行任何其在本协议中的承诺、同意和其他义务而发生的，或与之相关的，受偿方因而发生的或遭受的任何和所有索赔、损失、义务和责任，并使之免受任何和所有该等索赔、损失、义务和责任。

Party A shall be responsible for offering and registering the New Party A Shares under the name of Party B in a timely manner in accordance with Sections 4.3 and 6.1 and other provisions of this Agreement. In the event that Party A delays in issuing the New Party A Shares to Party B or registering the New Party A Shares under the name of Party B, it shall pay Party B an overdue payment at a rate of 0.05% of the Transaction Price for every day delayed; if the Closing of New Party A Shares is not consummated within one-hundred-twenty (120) days of the Closing of Contributed GDS Shares and by the end of the mentioned period there is no

Unwinding Contribution occurs and completes, Party A shall also pay a liquidated damage to Party B in the amount of 15% of the Transaction Price (except that if the non-consummation of the Closing of New Party A Shares is caused as a result of change of applicable laws or prohibitions by competent government authorities, such liquidated damage shall not apply), and Party B is entitled to request Party A to immediately effectuate the Unwinding Contribution and transfer the Contributed GDS Shares back to Party B in accordance with Section 4.2.3 above and to terminate this Agreement in accordance with Section 11.2.2. Party B shall be responsible for offering and registering the Contributed GDS Shares under the name of Party A in a timely manner in accordance with Section 4.2.2 of this Agreement.

甲方应根据第4.3条和第6.1条以及本协议中的其他条款，负责及时发行并将甲方新股登记在乙方的名下。如甲方迟延向乙方发行甲方新股或是迟延将甲方新股登记于乙方名下，甲方应当以每迟延一日支付 0.05%的交易价格；如果甲方新股的交割未在拟出资GDS股份的交割后一百二十（120）日内完成且在上述期限届满前未发生或者未完成出资复原的，则甲方同时还应支付乙方相当于交易价格15%的违约金（但是如果该等未能完成甲方新股的交割系适用法律发生变化或者政府禁令而导致的，甲方无需承担该等违约金），并且乙方有权根据上文第4.2.3条立即实施出资复原并将拟出资GDS股份转让回乙方且有权根据第11.2.2条终止本协议。

In the event that Party B delays in transferring the Contributed GDS Shares to Party A or registering the Contributed GDS Shares under the name of Party A, it shall pay Party A an overdue payment at a rate of 0.05% of the Transaction Price for every day delayed; if the Closing of Contributed GDS Shares is not consummated in excess of one-hundred-twenty (120) days, Party B shall pay a liquidated damage to Party A in the amount of 15% of the Transaction Price (except that if the non-consummation of the Closing of Contributed GDS Shares is caused as a result of change of applicable laws or prohibitions by competent government authorities, such liquidated damage shall not apply), and Party A is entitled to terminate this Agreement in accordance with Section 11.2.3.

乙方应根据第4.2.2条，负责及时将拟出资GDS股份登记在甲方的名下。如乙方迟延向甲方转让标的资产，乙方应当以每迟延一日支付 0.05%的交易价格；如果迟延超过一百二十（120）日，则乙方应支付甲方相当于交易价格15%的违约金（但是该等未能完成拟出资GDS股份的交割系适用法律发生变化或者政府禁令而导致的，乙方无需承担该等违约金），并且甲方有权根据第11.2.3条终止本协议。

10.2                       Notwithstanding the above, (i) any claims pursuant to Section 10.1 with respect to any inaccuracy in or breach of any of the representations or warranties by each Party A or Party B, as applicable, shall survive for a period of 24 months from the closing of the Transaction, (ii) the maximum cumulative liability of Party B in respect of any claim against it under this Agreement and other documents in connection with the Transaction shall not exceed 15% of the Transaction Price, and (iii) the maximum cumulative liability of Party A in respect of any claim against it under this Agreement and other documents in connection with the Transaction shall not exceed 15% of the Transaction Price..

尽管有上述约定，(i)任何根据第10.1条有关每一甲方或乙方任何陈述与保证中的任何错误或违反的索赔，如适用，应当自本次交易交割起24个月内有效； (ii)有关本协议和本次交易的其他文件项下针对乙方提起的任何索赔的累计乙方赔偿责任最多不得超过交易价格的15%；并且(iii)有关本协议和本次交易的其他文件项下针对甲方提起的任何索赔的累计甲方赔偿责任最多不得超过交易价格的15%。

Section 11                                      Effectiveness and Termination

第11条 生效和终止

11.1                       This Agreement, once executed, shall be binding upon the Parties and shall become effective, except that the provisions providing for the contribution of the Contributed GDS Shares and the Offering of the New Party A Shares as provided in Sections 3 shall not become effective until and unless the conditions as set forth in Section 4.1.1 and Sections 4.1.3 through 4.1.8 have been satisfied.

本协议一经签署即对双方有约束力并生效，但第3条中有关拟出资GDS股份的出资和本次发行甲方新股的规定除非并且仅在第4.1.1条及第4.1.3至第4.1.8条中的条件被满足时方才生效。

11.2                       Termination

终止

11.2.1                                This Agreement may be terminated by written agreement between the Parties through negotiation.

本协议可由双方经协商签署书面协议终止。

11.2.2                                This Agreement may be terminated by Party B if the Closing of New Party A Shares is not consummated within twenty (20) Business Days of the Closing of Contributed GDS Shares.

如果甲方新股的交割未在拟出资GDS股份的交割后二十（20）个工作日内完成，本协议可由乙方予以终止。

11.2.3                                If the Closing of Contributed GDS Shares has not been occurred within 24 months after the execution hereof, this Agreement may be terminated by either Party; provided, however, that a Party to which failure of the Closing of Contributed GDS Shares is attributable may not terminate this Agreement pursuant to this Section 11.2.3.

如果自本协议签署之日起24个月内拟出资GDS股份的交割未发生，则本协议可由任何一方终止。但是，如果拟出资GDS股份的交割未能发生系归因于一方，则该方无权根据第11.2.3条终止本协议。

11.2.4                                Reserved.

保留。

11.2.5                                Without prejudice to Section 11.2.2 above, in the event any Party materially has breached this Agreement (including without limitation to any representations, warranties, covenants or obligations) or applicable laws and has failed to cure such breach within twenty (20) days following the written request from the non-breaching Party, which breach renders the purpose of this Agreement unachievable or the full or partial performance of this Agreement impossible or impracticable, the non-breaching Party is entitled to terminate this Agreement by serving a written notice to the other Party.

在不贬损上文第11.2.2条效力的前提下，如果任何一方严重违反了本协议（包括但不限于任何陈述、保证、承诺或义务）或适用的法律，并且未能在收到未违约的一方的书面要求后二十（20）日内未能弥补该等违约，该等违约致使本协议之目的无法实现或本协议的全部或部分履行不可能或不可行，则未违约的一方有权通过向另一方方送达书面通知的形式终止本协议。

11.2.6                                In the event a governmental authority of competent jurisdiction takes action that cannot be overturned, which action results in one or more of the conditions to closing of the Transaction set forth herein not being capable of being satisfied, this Agreement may be terminated by either Party.

如果有管辖权的政府机构采取不可推翻的行动，导致本协议所规定的一个或多个本次交易的交割条件无法满足，则任何一方可以终止本协议。

11.3                       Effect of Termination.

终止的效果

11.3.1                       If this Agreement is terminated in accordance with Sections 11.2.1, 11.2.3 or 11.2.6 and failure to achieve or consummate the relevant matter or closings under the same sections is NOT attributable to any Party, no Party shall have any claim of any nature whatsoever against the other Party under this Agreement, save in respect of any rights and liabilities of the Parties that have accrued prior to termination.

如果本协议根据第11.2.1条、11.2.3条或第11.2.6条而终止，且前述相同条款下未能实现或完成相关事项或交割非归因于任何一方，则任何一方均不得就本协议对另一方提出无论任何性质的索赔，终止前双方已经产生的任何权利和责任除外。

11.3.2                       If this Agreement is terminated in accordance with Sections 11.2.2, 11.2.3, 11.2.5 or 11.2.6 as a result of any Party’s breach of this Agreement, other relevant agreement or the applicable law, such termination will not affect the right of the non-breaching Party to seek any and all remedies for any Loss incurred as a result of any breach by the breaching Party under this Agreement. For the avoidance of doubt, all rights and liabilities of each Party that have accrued before termination shall continue to exist.

如果本协议由于任何一方违反本协议、其他相关协议或适用的法律而根据第11.2.2条、第11.2.3条、第11.2.5条或第11.2.6条被终止，该等终止不会影响未违约的一方就违约方在本协议下的任何违约而产生的任何损失寻求任何和所有的救济。为免疑义，终止前每一方已产生的所有权利和责任应继续存在。

Section 12                                      Reserved

第12条  保留

Section 13                                      Taxes and Expenses

第13条  税款和费用

13.1                       Each party shall bear its own expenses (including but not limited to expenses incurred due to negotiation, formulation and execution of the Transaction, offering expenses, registration expenses and information disclosure expenses, etc.) incurred for the Transaction.

每一方应自行承担其因本次交易发生的费用（包括但不限于因本协议的协商、达成和实施发生的费用、发行费用、登记费用和信息披露费用等）。

13.2                       Any taxes which are incurred for the Transaction and payable according to law shall be paid by the Parties respectively in accordance with relevant laws and regulations.

本次交易产生的根据法律应付的任何税款应由双方各自根据相关法律和法规缴纳。

Section 14                                      Notices

第14条 通知

14.1                       Notice.  Each notice, demand or other communication given or made under this Agreement by any Party (a “Notice”), shall be written in Chinese and English, and sent or posted to the relevant Party concerned by facsimile, email or courier.  The date on which such Notice shall be deemed to have been effectively delivered shall be determined according to the following:

通知。任何一方在本协议项下发出或作出的每一通知、要求或其他通信（“通知””）应以中英文书就，并且应通过传真、电子邮件或快递发送或邮递至相关方。该等通知被视为已经有效送达的日期应根据下述内容确定：

(1)                      a Notice personally delivered shall be deemed to have been effectively delivered on the date of personal delivery;

专人送达的通知应在其专人送达之日被视为有效送达；

(2)                      a Notice sent by courier shall be deemed to have been effectively delivered on the fifth (5th) Business Day after it is delivered to an internationally renown courier service organization; and

通过快递发出的通知应在通知被交付给一家国际知名的快递服务组织后的第五（5）个工作日被视为已有效送达；

(3)                      a Notice sent by facsimile or email shall be deemed to have been effectively delivered on the first (1st) Business Day following the date of issue indicated on such document; provided that a Notice sent by email shall be accompanied by the same Notice in facsimile, and vice versa.

通过传真或电子邮件发出的通知应在该等文件显示的签发日期后的第一（1）个工作日被视为有效送达，但前提是通过电子邮件发送的通知应同时通过传真发送，反之亦然。

14.2                       Addresses.   All Notices shall be sent to the following addresses of the Parties, unless the Parties have been notified of a change to such address in accordance with this provision.

地址。所有通知应寄送至双方的以下地址，除非已按照本条款通知双方对该等地址的变更。

If to Party A

致甲方：

Attention: 邱宏

收件人：Qiu Hong

Address: No.2009, Wangyuan Road,Fengxian District, Shanghai

地址：    上海市奉贤区望园路2009号

Facsimile: 021-37515869

传真：           021-37515869

Email: gmo@raas-corp.com

邮箱：gmo@raas-corp.com

If to Party B

致乙方：

Attention: David I. Bell

收件人：David I. Bell

Address:  4560 Horton Street, Emeryville, California 94608, United States

地址：4560 Horton Street, Emeryville, California 94608, United States

Email: david.bell@grifols.com

邮箱：david.bell@grifols.com

Section 15                                      Governing Law and Dispute Resolution

第15条 管辖法律和争议解决

15.1                       Governing Law. The formation, validity, interpretation, performance of this Agreement and dispute resolution under this Agreement shall all be governed by laws of the PRC.

管辖法律。本协议的形成、有效性、解释和履行，以及本协议项下的争议解决均应受中国法管辖。

15.2                       Arbitration.

仲裁

15.2.1                       All disputes, claims or controversies arising among the Parties from or in connection with this Agreement shall first be resolved through friendly negotiation. If any dispute fails to be resolved through negotiation, any Party shall have the right to submit it to the Hong Kong International Arbitration Centre (hereinafter as “HKIAC”) for arbitration in Hong Kong in accordance with the arbitration rules of the HKIAC in effect at the time of applying for arbitration.

双方之间因本协议而发生的或与之相关的所有争议、索赔或争端应首先通过友好协商解决。如果任何争议无法通过协商解决，任何一方应有权将争议提交给香港国际仲裁中心（以下简称“HKIAC”）根据适用申请仲裁时有效的HKIAC的仲裁规则在香港进行仲裁。

15.2.2                       The arbitration proceedings shall be conducted in English.

仲裁程序应以英文进行。

15.2.3                       Each Party shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in its selection to any prescribed list.  HKIAC shall select the third arbitrator.  If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the HKIAC.

每一方应自发出或收到仲裁要求后的三十（30）日内选择一名仲裁员。该等仲裁员可被自由选择，且双方的选择不受限于任何规定的名单。HKIAC应选任第三名仲裁员。在第一名仲裁员被选出后三十（30）日内，如果一方未能选任一名同意参与仲裁的仲裁员，则相关的选任应由HKIAC作出。

15.2.4                       Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

仅受制于对该方有约束力的保密义务，每一方应与另一方合作，充分披露和提供接触另一方要求的与该等程序有关的所有信息和文件。

15.2.5                       The arbitration award shall be final and binding upon the Parties; unless otherwise decided by the arbitration award, the cost of arbitration shall be borne by the losing Party.

仲裁裁决是终局性的且对双方均有约束力；除非仲裁裁决另有决定，仲裁费用应由败诉方承担。

15.2.6                       During the dispute resolution, other than the matters in dispute, the Parties shall continue to perform the remaining terms hereof.

在争议解决期间，除争议的事项外，双方应继续履行本协议其它条款。

Section 16                                      Miscellaneous

第16条  其他事项

16.1                       Amendment.  Any amendment to this Agreement shall be made by the Parties in a written agreement reached through negotiation.

修订。任何对本协议的修订应当经双方协商后以书面协议作出。

16.2                       Entire Agreement and Discrepancies.  This Agreement and the other Transaction Agreements constitute the whole agreement by and between the Parties relating to the subject matter hereof and supersedes any prior negotiations, agreements or understandings (oral or in writing) relating to such subject matter.

完整协议和差异。本协议和其他交易文件构成双方之间就本协议主旨事项所达成的全部协议，并取代任何与该等主旨事项有关的在先谈判、协议或谅解（不论口头的或书面的）。

16.3                       Severability.  Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

可分割性。本协议项下的每一项义务均应，且在任何一项或多项义务全部或部分为不可强制执行或变为不可强制执行的情况下应，被当做独立的义务对待，并且可分别执行。如任何条款或其他规定被确认为无效、违法或无法执行的，双方应善意协商修改本协议，以双方可共同接受的方式尽可能地实现双方的本意，使本协议项下的交易在最大可能程度上按照原定方式完成。

16.4                       Transfer; Assignment.  No Party may assign any part of the benefit of, or its rights or benefits under this Agreement without the prior written consent of the other Party.

转让；让与。任何一方未经另一方事先书面同意，不得转让任何本协议的任何部分利益或其在本协议项下的权利或利益。

16.5                       Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

弃权。对本协议的任何条款的弃权，除非经放弃该条款的一方签署书面文件，否则一律无效。一方没有行使或者延迟行使本协议项下的任何权利、权力或者救济，不构成对有关的权利、权力或者救济的放弃，且单独或者部分地行使本协议项下的权利、权力或者救济并不妨碍对该等权利、权力或者救济的进一步行使，或者对任何其他权利、权力或者救济的行使。在不影响上述规定的前提下，一方对另一方违反本协议中任何条款的弃权，不应视为对之后违反本协议的同一条款或者任何其他条款的弃权。

16.6                       Survival.  Sections 4.2.3 (Unwinding), 9 (Disclosure and Confidentiality), 11.3 (Effect of Termination), 14 (Notices), 15 (Governing Law and Dispute Resolution) and 16 (Miscellaneous) shall survive the termination of this Agreement.

继续有效。本协议终止后，第4.2.3条（复原）、第9条（披露与保密）、第11.3条（终止的效果）、第14条（通知）、第15条（管辖法律和争议解决）以及第16条（其他事项）仍应继续有效。

16.7                       Counterparts.  This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.  This Agreement shall be executed in ten (10) originals, two(2) of which shall be retained by Party A and Party B respectively and the rest of which shall be submitted to the competent authorities for the application for record-filing, approval and registration for the Transaction contemplated herein.

副本。本协议可签署一个或多个副本，包括以电传复印件或传真传送的副本，每一副本应被视为原件，但所有签署的副本应共同构成一份文件。本协议原件壹式十（10）份，其中两（2）份由甲方和乙方各自留存，剩余原件应被提交给政府部门用以本协议项下的交易的备案、审批和登记。

16.8                       Language. This Agreement shall be made and executed in Chinese and English. The Chinese version and the English version shall be have the same and equal effect and force. In case of any discrepancy between the Chinese version and the English version, the principle under the second paragraph of Article 125 of the PRC Contract Law shall be applied.

语言。本协议将以中英文制作并签署。中英文版本应具有相同和同等效力。如中英文版本之间如有歧义，则适用中国《合同法》第125条第二段的原则。

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Party A)

(本页无正文；本页为《发行股份购买资产协议》的甲方签署页)

Shanghai RAAS Blood Products Co., Ltd. (company seal)

上海莱士血液制品股份有限公司（公章）

Legal representative or authorized representative (signature):

法定代表人或授权代表（签名）

/s/ Chen Jie 陈杰

Date: March 7, 2019

日期：

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Party B)

(本页无正文；本页为《发行股份购买资产协议》的乙方签署页)

Grifols, S.A.

Board member / authorized representative:

董事会成员/授权代表

/s/ Tomás Dagá Gelabert

Tomás Dagá Gelabert

Date: March 7, 2019

日期：

Schedule 1

附表1

This Schedule 1 applies to the following actions or inactions of Party A (or, as applicable, GDS) or any of its subsidiaries:

本附表1适用于甲方（或如适用，GDS）或其任何子公司的以下行为或不作为：

1.              except in the ordinary course of business consistent with past practice, the entry into a new business or other material strategic changes to the business, including the entry into, termination of or material amendment or modification of partnerships, joint ventures or other similar arrangements;

除非是在正常业务过程中且与之前的惯例保持一致，开展新的业务，或对业务进行其他重大战略变更，包括签署、终止合作伙伴关系、合营或其他类似安排或对之进行重大修订或变更；

2.              the sale, Encumbrance or purchase of material assets, including intellectual property rights;

出售、设定权利负担于重大资产或购买重大资产，包括知识产权；

3.              a merger, sale or consolidation (other than any such transactions among wholly owned subsidiaries), or effect, approve or authorize any liquidation, recapitalization or reorganization;

兼并、出售或合并（全资拥有的子公司之间进行的该等交易除外），或实施、批准或授权任何清算、资本结构调整或重组；

4.              the incurrence, assumption or guarantee of material indebtedness;

发生或承担重大负债，或为重大负债提供担保；

5.              the issuance, sale or disposition of equity securities or equity-linked securities or any dividend, distribution or similar acts;

发行、出售或处置股本证券、与权益相关的证券，或者任何派息、分配或类似行为；

6.              any transactions with Creat Tiancheng Investment Holding Co., Ltd. or its Affiliates;

与科瑞天诚投资控股有限公司或其关联方的任何交易；

7.              the initiation, settlement or compromise of any material litigation, claims or proceedings;

提起任何重大的诉讼、索赔或诉讼程序或就其进行和解或妥协；

8.              amendments to the organizational documents;

修订组织文件；

9.              changes in the fiscal year or material changes in any method of accounting or tax or accounting practices, or the appointment or removal of the independent auditors;

变更财政年度，或对任何会计方法以及税务或会计实践进行重大变更，或者任免独立审计师；

10.       any quality, safety or similar or related matters that materially impact (or that would reasonably be expected to materially impact) the assets or operations of Party A or its subsidiaries; and

对甲方或其子公司的资产或运营产生重大影响（或根据合理预期可产生重大影响）的任何质量、安全或类似的或相关的事项；

11.       any agreement to do any of the foregoing.

对实施任何前述事项的任何同意。

Exhibit A   Form of Amended AOA

附录A：修订后的章程的格式

Amendment to Articles of Association of Shanghai RAAS

上海莱士章程修正案

1.              Approval for Material Matters/重大事项批准

原第七十五条第三款为：

The original context of Paragraph 3 of Article 75 is as follows:

股东大会作出特别决议，应当由出席股东大会的股东（包括股东代理人）所持表决权的2/3以上通过。

A special resolution made at a shareholders’ meeting shall be adopted by two thirds or more of the voting rights held by all shareholders (including proxies) attending the meeting.

第七十五条第三款修改为：

Paragraph 3 of Article 75 shall be replaced by the following:

股东大会作出特别决议，对于第七十六条第（一）、（三）、（五）款事项，以及第七十七条第（一）、（二）、（三）、（四）款事项，应当由出席股东大会的股东（包括股东代理人）所持表决权的3/4以上通过；对于第七十七条规定的其他事项，应当由出席股东大会的股东（包括股东代理人）所持表决权的2/3以上通过。

A special resolution made at a shareholders’ meeting with regard to Paragraphs (1), (3) and (5) of Article 76 and Paragraphs (1), (2), (3) and (4) of Article 77 shall be adopted by three-quarters or more of the voting rights held by all shareholders (including proxies) attending the meeting; a special resolution made at a shareholders’ meeting with regard to other paragraphs of Article 77 shall be adopted by two-thirds or more of the voting rights held by all shareholders (including proxies) attending the meeting.

原第七十七条第一款为：

The original context of Paragraph 1 of Article 77 is as follows:

下列事项由股东大会以特别决议通过：

The following matters shall be adopted at a shareholders’ meeting by a special resolution:

（一）公司增加或者减少注册资本；

(1) Increases or decreases the registered capital of the Company;

第七十七条第一款修改为：

Paragraph 1 of Article 77 shall be replaced by the following:

（一）公司发行新股；公司增加或者减少注册资本；

(1) Offering of shares by the Company; increase or decrease of the registered capital of the Company;

原第一百七十九条第二款为：

The original context of Paragraph 2 of Article 179 is as follows:

依照前款规定修改本章程，须经出席股东大会会议的股东所持表决权的2/3以上通过。

An amendment to these Bylaws under the preceding paragraph must be adopted with two thirds or more of the voting rights held by shareholders attending a shareholders’ meeting.

第一百七十九条第二款修改为：

Paragraph 2 of Article 179 shall be replaced by the following:

依照前款规定修改本章程，须经出席股东大会会议的股东所持表决权的3/4以上通过。

An amendment to these Bylaws under the preceding paragraph must be adopted by three-quarters or more of the voting rights held by all shareholders (including proxies) attending a shareholders’ meeting.

2.              Anti-dilution/反稀释

第二十一条增加一款作为第二款：

The following shall be added as Paragraph 2 of Article 21:

如公司以公开发行股份的方式增加资本，公司股东在同等价格条件下享有优先认购权，可以按其持有公司股份的比例优先认购公司新增股份。股东放弃优先认购权的，公司可向非股东的机构投资者和社会公众投资者发行未被股东认购的股份。

In the event that the Company increases capital in the way of public offering of shares, each of the Shareholders shall have pre-emptive right to subscribe new shares of the Company according to its shareholding ratio in the Company at the same price which the Company would offer to any non-shareholder subscriber.  If any Shareholder waives its preemptive right herein, the Company may sell those shares not subscribed by the Shareholders to the institutional investors and public investors that are not Shareholders.

第二十一条增加一款作为第三款：

The following shall be added as Paragraph 3 of Article 21:

本条第一款第(二)项规定的”非公开发行股份”，如系采取以不确定对象询价发行的方式发行的，公司应通过向包括持有公司股份比例前20名的股东在内的符合条件的特定认购对象发送认购邀请书，并基于有效申购报价情况，根据价格优先、时间优先及其他届时法律要求的原则，合理确定发行对象、发行价格和发行数量。

If the “Non-public Offering” provided in Item (2) of Paragraph 1 in this Article is implemented by the means of enquiry-bidding with no subscriber being determined in advance, the Company shall send subscription bidding invitations to the specific qualified subscribers, which shall always include the top 20 Shareholders in terms of their shareholding ratio in the Company. The Company shall, based on the valid subscription quotations, rationally determine the subscribers, price and number of shares according to the principles of price priority, time priority and others then required by laws.

3.              增加以下段落至第一百零七条的尾部

Adding the following paragraph to the end of Article 107

关于上述（三）、（四）、（五）、（六）、（七）、（八）和（二十三）项，应当取得多于出席董事会会议的3/4董事同意。

With regard to Items (3), (4), (5), (6), (7), (8) and (23) above, the resolutions shall be approved by more than 3/4 of the directors present at the board meeting.

4.              删去第一百一十二条董事长职权的第（六）项，即如下内容：

Deleting Item (6) of the authority of the Chairman of Board (as follows) from Article 112:

（六）在发生特大自然灾害等不可抗力的紧急情况下，对公司事务行使符合法律规定和公司利益的特别处置权，并在事后向公司董事会和股东大会报告；

(6) exercising a special right/authority to handle corporate affairs directly in the event of occurrence of force majeure (including extraordinarily serious natural disaster), and to report this to the board of directors and shareholders’ meeting afterwards;

5.              第一百一十八条第一款的修改

Amending 1st paragraph of Article 118

原一百一十八条第一款为：

The original context of Paragraph 1 of Article 118 is as follows:

董事会会议应有过半数的董事出席方可举行。董事会作出决议，必须经全体董事的过半数通过。

The meeting of the board of directors may not be held unless it is attended by the majority of all the directors. Any resolution made by the board of directors shall require the approval of more than half of all the directors.

第一百一十八条第一款修改为：

Paragraph 1 of Article 118 shall be replaced by the following:

董事会会议应有过半数的董事出席方可举行。董事会作出决议，必须经全体董事的过半数通过，但本章程另有约定的除外。

The meeting of the board of directors may not be held unless it is attended by the majority of all the directors. Unless otherwise provided in this Articles, any resolution made by the board of directors shall require the approval of more than half of all the directors.

Exhibit B   Form of Amended GDS Charter

附录B：修订后的GDS章程的格式

Exhibit C   Form of Exclusive Master Strategic Alliance Agreement

附录C：排他性战略合作总协议